Registration No. 333-125907

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

FORM SB-2/A
(Pre-effective Amendment No. 3)

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LEGACY COMMUNICATIONS CORPORATION (Name of Small Business Issuer in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	4832 (Primary Standard Industrial Classification Code Number)	87-0579824 (IRS Employer Identification No.)

210 North 1000 East, St. George, Utah 84770 (435) 628-1000 (Address and Telephone Number of Principal Executive Offices and Principal Place of Business)

E. Morgan Skinner, Jr. 210 North 1000 East, St. George, Utah 84770 (435) 628-1000 (Name, Address and Telephone Number of Agent For Service)

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  [   ]  ____________________

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]     ____________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ] ____________________

(Cover Page Continued)

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

 [   ]     ________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.001 per share	500,000	$1.00	$500,000	$58.85
TOTAL	500,000	$1.00	$500,000	$58.85

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The company may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting any offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PROSPECTUS

Dated: January ___, 2006

LEGACY COMMUNICATIONS CORPORATION

500,000 Shares of Common Stock

We are offering up to a total of 500,000 shares of our common stock, $.001 par value per share, in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 per share. The offering will terminate within 180 days from the date of this prospectus. At our sole discretion, we may extend the offering for an additional 180 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or on any exchange.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Our common stock will be sold by our officers and directors for no compensation.

We intend to qualify this offering for sale in the States of California, Nevada and Utah and this offering is limited to residents of those states.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. There is substantial doubt about our ability to continue as a going concern. See "Risk Factors" beginning on page 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	3
RISK FACTORS	6
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	12
USE OF PROCEEDS	12
DETERMINATION OF THE OFFERING PRICE	13
DILUTION	13
PLAN OF DISTRIBUTION	14
LEGAL PROCEEDINGS	16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	19
DESCRIPTION OF SECURITIES	20
DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21
DESCRIPTION OF BUSINESS	21
FEDERAL REGULATION OF THE BROADCASTING INDUSTRY	29
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	34
DESCRIPTION OF PROPERTY	37
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	38
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	40
EXECUTIVE COMPENSATION	43
INTEREST OF NAMED EXPERTS	44
FINANCIAL STATEMENTS	45

PROSPECTUS SUMMARY

The prospectus summary contains a summary of all material terms of the prospectus.  You should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the "Financial Statements" beginning on page 45 and "Management's Discussion and Analysis of Financial Condition and Results of Operations" beginning on page 34 prior to making an investment decision.

Legacy Communications Corporation

Legacy Communications Corporation was incorporated in Nevada on September 23, 1997.  Our principal executive offices are located at 210 North 1000 East, St. George, Utah 84770.  Our mailing address is P.O. Box 1450, St. George, Utah 84771.  Our telephone number is (435) 628-1000.  Legacy Communications Corporation and its consolidated subsidiaries are referred to in this prospectus as the "Company" or in the first person using the pronouns "we" or "our".

Business

Our principal source of revenue and profits is from the purchase and resale of AM and FM radio broadcast facilities or the rights to construct or operate radio broadcast facilities.  We may operate radio stations that we develop or own for a period of time but we do not generate significant revenue or profit from station operations.  See "Description of Business."

In the course of our business we acquire permits to construct broadcast facilities ("construction permits") issued by the Federal Communications Commission ("FCC") either by application directly to the FCC or by purchase from the persons to whom the FCC has previously issued the construction permits.  Each construction permit specifies the general operating characteristics of a facility to be constructed, including the market area, broadcast frequency, output wattage, operating requirements and other technical matters established by the FCC to prevent interference with other broadcasters in the same region.  We then undertake the construction of a broadcast facility in accordance with the construction permit and, upon completion, apply for and obtain licenses ("broadcast licenses") issued by the FCC to broadcast a radio signal according to the criteria established by the FCC.  We also acquire previously-licensed broadcast facilities and the associated broadcast licenses that can be upgraded or relocated and resold or that have become "distressed" or are undervalued.  We then undertake to upgrade or relocate the facilities, improve station operations and programming, or take other actions to increase the value of the facilities and license and resell the property.  Each project we develop may be offered for sale at any time during permitting, construction, upgrade or licensing, or after commencement of operations according to a broadcast license.

We presently own five radio stations that have commenced operations in accordance with either their respective broadcast licenses or under a test authority granted by the FCC pending issuance of a broadcast license, and have one radio station that has received a construction permit and is under construction.  In addition, we have signed a contract to acquire one additional operating radio station upon renewal of its broadcast license by the FCC; purchased an option to acquire one radio station that has lost its transmitting tower; submitted applications to the FCC for six construction permits for new broadcast facilities in various market areas; and purchased an option to acquire four additional construction permits from Eastern Sierra Broadcasting Corporation, an unrelated entity, if the FCC awards certain construction permits to them.  We have entered a contract to sell, and have received FCC approval to transfer, one of our radio stations for an aggregate purchase price of $675,000.  We have entered an option agreement providing an option for Lakeshore Media, LLC to buy and an option for us to sell two radio stations, subject to FCC approval, for an aggregate purchase of $1,500,000.  In addition, we have entered an option agreement for providing an option for Beasley Broadcasting Group, Inc. to buy one of our radio stations for an aggregate sale price of up to $2,500,000.  Set forth below is a summary of our anticipated sales of radio stations:

Radio Station	Expected Proceeds	Current Investment	Estimated Cost to be Incurred	Expected Completion Date

KUPA(AM), 1470 kHz Pearl City, HI	$675,000	$536,687	$-0-	02/01/2006

KBET(AM), 790 kHz Winchester (Las Vegas), NV	$2,500,000	$54,314	$398,000	10/01/2006

KPTO(AM), 1440 kHz Pocatello, ID	$500,000	$246,504	$-0-	09/01/2006

KITT(FM), 1001 MHz Soda Springs, ID	$1,000,000	$276,828	$-0-	09/01/2006

The Offering

Securities Offered:	500,000 shares of our common stock, $.001 par value per share, offered at $1.00 per share. See "Description of Securities."

Common Stock Outstanding:

Prior to the Offering	17,174,172 shares
After the Offering	17,674,172 shares (assuming all shares offered are sold)

Use of Proceeds:

Acquisition of construction permits, broadcast licenses and assets relating to AM and FM radio stations; construction costs of radio stations; and legal and professional expenses relating to obtaining construction permits and broadcast licenses.  See "Use of Proceeds."

Risk Factors:

Purchase of the shares in this offering involves substantial risks, including risks associated with the uncertainty as to whether we will continue as a going concern, our need for additional financing, our reliance on sales of projects to fund operations, our reliance on key personnel, and the influence of our management on corporate decisions.  See "Risk Factors."

Market:

There is no market for shares of our common stock and there is no assurance that a market will develop.  In the event that a market is created, it will likely be limited and sporadic.  See "Market for Common Equity and Related Stockholder Matters."

Financial Summary

As of September 30, 2005 we had an accumulated deficit of $8,341,815, a working capital deficit of $5,113,984 and total stockholders’ deficit of $3,581,471.  Our lack of operating revenues, negative working capital and dependence upon the sale of assets to provide funds for continued operations raise substantial doubts about our ability to continue as a going concern.

The following summary of financial information does not contain all the financial information that may be important to you.  You should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

Condensed Consolidated Balance Sheet

	September 30, 2005 (Unaudited)	December 31, 2004 (Audited)

Total Assets	$ 1,602,690	$ 1,633,744
Total Liabilities	5,184,161	4,704,416
Total Stockholders' Equity (Deficit)	$ (3,581,471)	$ (3,070,672)

Condensed Consolidated Statements of Income

	For the Nine Months Ended September 30,		For the Years Ended December 31,
	2005	2004	2004	2003
	(Unaudited)	(Unaudited)	(Audited)	(Audited)

Total Revenue	$ 405,474	$ 2,293,399	$2,293,399	$1,888,255
Total Expenses	958,701	856,299	1,705,400	708,783
Income (Loss) From Operations	(553,227)	1,437,100	587,999	1,179,472
Net Income (Loss)	$ (713,344)	$ 1,338,994	$ 582,290	$ 974,309

Basic and Fully Diluted Earnings per Share	$ (0.04)	$ 0.09	$ 0.04	$ 0.07

RISK FACTORS

In addition to the other information provided in this prospectus, you should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock.  Our business may be subject to additional risks of which we are not presently aware.

Our poor financial condition raises substantial doubt about our ability to continue as a going concern.

As of September 30, 2005, we had a working capital deficit of $5,113,984 and accumulated losses of $8,341,815.  Our current cash resources are not sufficient to satisfy our expected cash requirements over the next 12 months.  Our ability to continue as a going concern is dependent upon our ability to secure additional funding.  We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority stockholders.  Additional financing may not be available to us on favorable terms, if at all.  This offering may not raise the required funding.  Accordingly, our accountants have indicated there is substantial doubt about our ability to continue as a going concern over the next 12 months.

We are dependent upon acquisition and sale of radio stations and the rights to construct or upgrade radio stations.

We do not have significant revenue from the daily operation of radio stations and are dependent upon the periodic acquisition and sale of assets to fund our operations.  Our business involves the opportunistic acquisition of broadcasting companies, radio station groups, individual radio stations, and rights issued by the FCC to construct or upgrade radio stations.  This business involves numerous risks associated with buying and selling assets, including the availability of suitable acquisition candidates, construction delays relating to the construction or upgrade of existing stations, availability of funds to undertake the cost of acquisition and construction, and the limited number and willingness of potential purchasers.  There can be no assurance our acquisitions will benefit our Company or that we will be able to dispose of the stations that we acquire at a profit if at all.

Regulatory restrictions on transfers of construction permits, broadcast licenses and radio stations may delay or prevent an acquisition or sale of a radio station.

The acquisition and sale of radio stations requires FCC approval with respect to the transfer of the construction permit or broadcast license of the acquired station.  Such acquisitions and sales may also be subject to approval by the Federal Trade Commission under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.  Although we have not experienced any delays or limitations on our acquisitions or dispositions in the past, there can be no assurance that the FCC or the FTC will approve future transfers of construction permits or broadcast licenses or that such approvals will be granted in a timely fashion or without limitations.  A delay or failure to obtain approval of any transaction from the FCC or the FTC or a material limitation in acquisition or disposition of construction permits, broadcast licenses or radio stations could adversely affect our financial condition by delaying or preventing an advantageous acquisition or the receipt of proceeds from the sale of a radio station.

We may be unable to obtain a broadcast license if we fail to complete the construction of a broadcast facility within the time required by the construction permit.

Construction permits granted by the FCC automatically terminate if the owner does not complete the construction of the facility and apply for a broadcast license within a specific period of time.  If we are unable to complete construction and apply for a broadcast license within the time required by the construction permits that we acquire, or fail to sell such construction permits while there is still time for the purchaser to complete the construction required, we will lose substantially all of our investment in them.  We currently own the construction permit for KBET(AM) 790 kHz, Winchester, NV (Las Vegas market), and have invested approximately $27,000 in the acquisition and construction of the radio station.  Total costs to acquire and construct the radio station is estimated to be $425,000. We have signed an option agreement to sell this radio station to Beasley Broadcast Group, Inc. for a total purchase price of up to $2,500,000, depending upon the actual costs incurred to complete construction, and have received non-refundable payments of $50,000 relating to this option.  This construction permit will terminate if we fail to complete construction and file for a broadcast license by May 20, 2006.

Other agreements relating to the acquisition of radio stations are subject to deadlines and periodic payments that we may not be able to meet.

Agreements relating to the acquisition of construction permits and radio stations frequently contain deadlines for completion and/or period payments required to maintain them in force.  If we fail to perform such agreements, or fail to make the payments, on or before the dates required, such agreements may terminate and we may lose substantially all of our investment in them.  We currently have an option to acquire up to four construction permits from Eastern Sierra Broadcasting Corporation when and if such permits are granted by the FCC.  We have paid to Eastern Sierra $6,000 in option payments and have incurred additional costs relating to filing fees for the construction permits.  The option agreement requires that we pay the balance of the option price of between $11,500 and $18,500 for each construction permit within five days after such permit is granted.  In addition, we have paid Eagle Bluff Enterprises $5,000 for the rights to acquire radio station KACE(AM), 1310 kHz, Birch Tree, MO for a period of three years upon payment of the remaining option price of $5,000.  The proceeds from this offering may be insufficient to complete the acquisition of construction permits from Eastern Sierra Broadcasting Corporation and the broadcast license from Eagle Bluff Enterprises and alternative sources of funding have not been identified or committed.

Purchasers under options granted by us, and on which we are dependent, may elect not to purchase radio stations subject to the option.

We have granted options to purchase one of our radio stations for an aggregate purchase price of $2,500,000.  Under the terms of the option agreement, the purchaser is under no obligation to purchase the radio stations and may elect not to purchase such radio stations at its discretion.  If the purchaser elects not to purchase this radio station we will be able to seek alternate purchasers.  However, no such alternative purchasers have been identified and we may be unable to sell the radio station in a timely manner or on terms as favorable to us.  The election not to purchase the radio stations could adversely affect our ability to continue as a going concern.

We are dependent on the continued availability of E. Morgan Skinner, Jr., our President and CEO; Lavon Randall, our Secretary and Treasurer, and R. Michael Bull, our Principal Accounting Officer.

The success of our business is dependent upon the expertise of E. Morgan Skinner, Jr., our President and Chief Executive Officer; Lavon Randall, our Secretary and Treasurer; and R. Michael Bull, our Principal Accounting Officer.  Because Messrs. Skinner, Randall, and Bull are essential to our operations, you must rely on their management decisions.  Messrs. Skinner, Randall, and Bull will continue to control our business affairs after the offering.  We have not obtained any key man life insurance relating to them.  If we lose their services, we may not be able to hire and retain another President and CEO, Secretary and Treasurer, or Principal Accounting Officer with comparable experience.  As a result, the loss of their services could reduce our revenues.  We have not entered into an employment agreement with Messrs. Skinner, Randall or Bull and any or all of them may voluntarily terminate their services at any time.

If we cannot renew our Federal Communications Commission licenses, our revenues will be impaired.

Broadcast licenses are issued for a maximum term of eight years and are renewable upon application of the holder.  Interested persons may challenge a renewal application and, on rare occasions, the FCC has revoked licenses, not renewed them, or renewed them only with significant qualifications, including renewals for less than a full term.  We have three (3) broadcast licenses and two (2) applications for broadcast licenses that are pending approval with the FCC.  We have experienced delays in receiving broadcast licenses in the past but such delays have not affected our operations because the radio stations to which they related were allowed to operate under a test authority granted by the FCC.  The FCC has approved operation under program test authority for the pending broadcast licenses and we expect the FCC to approve the applications for broadcast licenses in the ordinary course.  However, there is no assurance that we will be able to obtain broadcast licenses in the future or that our existing broadcast licenses will be renewed without restrictions.  The failure to obtain or renew a broadcast license would materially and adversely affect the value of our radio stations.

The FCC may increase enforcement activities, or Congress may increase the penalties, regarding obscene or indecent material that could cause us to pay substantial fines.

The FCC's rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm.  All broadcasters face the risk of violating the prohibition on the broadcast of indecent material because of the inherent vagueness of the FCC's definition of indecent matter, coupled with the spontaneity of live programming.  The FCC began more vigorous enforcement of its indecency rules against the broadcasting industry as a whole, and has levied large fines for violations and even threatened to initiate license revocation proceedings against broadcast licensees for future serious indecency violations.  Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming and, depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualifications proceedings in the event that they broadcast indecent material.  If any of the material that we broadcast is deemed to be obscene or indecent, we may be subject to enforcement action, which may include substantial fines, or revocation, non-renewal or qualification of our licenses.

If we do not properly respond to changes in technology, services and standards that characterize our industry, our revenues may be reduced.

The radio broadcasting industry is subject to technological change, evolving industry standards and the emergence of new media technologies.  We may not have the resources to acquire new technologies or to introduce new services that could compete with these new technologies.  Several new media technologies are being developed, including:

o

audio programming by cable television systems, direct broadcast satellite systems, personal communications systems, Internet content providers and other digital audio broadcast formats;

o

satellite digital audio radio service, which is provided by two companies offering national satellite radio services, including numerous niche formats, with sound quality comparable to that of compact discs;

o

in-band on-channel digital radio, which could improve the quality of existing AM and FM stations, and

o

low-power FM radio, which could result in additional FM radio broadcast outlets designed to serve small, localized areas.

If we do not properly respond to changes in technology, services and standards, which characterize our industry, the value of our radio stations will be reduced and we may be unable to sell them at an attractive price if at all.  As a result, our revenues may be reduced.

There is no market for shares of our common stock and there is no assurance that a market will develop.

There has been no public market for our common stock prior to the offering.  We intend to obtain a trading symbol and engage a market maker to apply for admission of our common stock for trading on the Over-the-Counter Bulletin Board.  However, there can be no assurance that the application will be approved or, if approved, that an active trading market will develop and continue after completion of the offering or that the market price of our common stock will not decline below the initial public offering price.  We anticipate that any market that develops will be limited, highly volatile, and will lack liquidity for the near term.  The volatility of the market could adversely affect the market price of our common stock and our ability to raise equity in the public markets.  These fluctuations, as well as general economic, political and market conditions may adversely affect the market price of our common stock.  See "Market for Common Equity and Related Stockholder Matters."

The application of the "Penny Stock Regulations" could adversely affect the future price of our common stock.

Our common stock will be deemed a penny stock.  Penny stocks generally are equity securities with a price of less than $5.00 per share other than securities registered on certain national securities exchanges or quoted on the NASDAQ Stock Market.  The "penny stock rules" impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of such securities and have received the purchaser's written consent to the transaction prior to the purchase.  Additionally, the "penny stock rules" require the delivery prior to the transaction, of a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market.  The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities.  Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks.  Consequently, the "penny stock rules" may restrict the ability of broker-dealers to sell our securities and may have the effect of reducing the level of trading activity of our common stock in the secondary market.  See "Description of Securities."

Because insiders control our activities, they may block or deter actions that you might otherwise desire or cause us to act in a manner that is most beneficial to such insiders and not to outside stockholders.

Our officers and directors control approximately 78.64% of our common stock.  As a result, these insiders control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions such as mergers, sales of assets, and related-party transaction.  Our insiders also have the ability to block, by their ownership of our stock, an unsolicited tender offer.  This concentration of ownership could have the effect of delaying, deterring or preventing a change in control that you might view favorably and may cause us to act in a manner that is most beneficial to such insiders and not to outside stockholders.

The offering price of $1.00 share has been arbitrarily set by our board of directors and does not indicate an independent valuation of our business.

The offering price of $1.00 share is not based upon earnings or operating history, and bears no relation to our assets, book value, net worth or any other recognized criteria of value.  No independent investment-banking firm has been retained to assist in determining the offering price for the shares.  Accordingly, the offering price should not be regarded as an indication of any future price of our common stock.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of September 30, 2005, there were 3,669,856 shares of our common stock held by non-affiliates and 13,504,316 shares of our common stock held by affiliates that Rule 144 under the Securities Act of 1933 defines as restricted securities.   Of the shares currently owned by non-affiliates, 1,629,856 may currently be resold without restriction as they have been held two or more years.  There are 2,040,000 shares held by affiliates that may be eligible for resale under the price and volume limitations of Rule 144(e).  The availability for sale of substantial amounts of common stock under Rule 144 or otherwise could reduce prevailing prices for our securities.

The proceeds of this offering may not be sufficient to fund our foreseeable cash requirements and we may offer additional securities for sale.

We will require a minimum of $591,400 to continue operating for the next twelve months, including approximately $285,000 for legal, professional and administrative expenses.  We anticipate that the net proceeds from the current sale of radio stations and this offering will be sufficient to fund our requirements.  We have entered contracts for the sale of three radio stations that will provide proceeds of $2,150,000 and an option to sell one radio station that will generate proceeds, if exercised, of $2,500,000.  However, no commitment exists by any broker-dealers and/or agents to purchase all or any part of the shares being offered hereby and the funds available to us from the offering will be reduced to the extent that less than all the shares offered hereby are sold.  In addition, anticipated sales of radio stations may not be completed.  In the event that we are unable to sell all of the shares offered or anticipated sales of radio stations are not completed, we may be required to curtail or cease operations or seek additional funding from other sources.  To the extent that additional funding is obtained from the sale of additional common stock, such common stock may be sold at a price lower than the price of the shares in this offering and the ownership interest of an investor in this offering will be diluted.  If additional funding is not available, we may cease operations and commence the liquidation of our assets.

There is no minimum offering amount and all proceeds from this offering will be immediately available to us for use.

There are no minimum purchase requirements for this offering and there are no arrangements to place the funds from this offering into an escrow, trust or similar account.  All cleared funds will be immediately available to us following deposit into our bank account and may be used by us even though we fail to raise sufficient funds to continue operation for the next 12 months and must curtail or cease our operations or seek additional funding.

Purchasers in this offering will experience immediate and substantial dilution.

The investors in this Offering are subject to substantial dilution of the net tangible book value of their common stock immediately upon completion of the offering.  Our officers, directors and existing stockholders acquired their stock for the contribution of cash and assets having a tangible book value of substantially less than $1.00 per share.  We currently have a negative net tangible book value per share and will continue to have a negative net tangible book value per share after the offering.  Purchasers of the securities offered hereby will incur an immediate dilution of $1.16 in the net tangible book value per share of common stock from the offering price at $1.00 per share, assuming the maximum offering is sold.

Because we do not have an audit or compensation committee, stockholders must rely on the entire board of directors, none of whom are independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors.  All of the functions of the audit committee and the compensation committee are performed by the board of directors as a whole, none of whom are independent.  Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

We will incur increased costs and may have difficulty attracting and retaining qualified directors and executive officers as a result of being a public company.

As a public company, we will incur significant legal, accounting, reporting and other expenses that we did not incur as a private company.  We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 as well as new rules implemented by the United States Securities and Exchange Commission.  We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly.  We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  As a result, we may experience difficulty attracting and retaining qualified individuals to serve on our board of directors or as executive officers.  We cannot predict or estimate the amount of additional costs we may incur as a result of these requirements or the timing of such costs.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements.  This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements.  Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital.  These statements may be found under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," as well as in this prospectus generally.  Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally.  In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

USE OF PROCEEDS

The table below depicts how we will utilize the proceeds of this offering in the event that 200,000 shares and 500,000 shares are purchased.

Purpose	200,000 Shares	Percent	500,000 Shares	Percent

Offering Expenses	$ 15,000	7.5%	$ 15,000	3.0%
Station Acquisitions (1)	$ 62,000	31.0%	$ 250,000	50.0%
Station Construction (2)	$ 40,000	20.0%	$ 150,000	30.0%
Station Upgrades (3)	$ 83,000	41.5%	$ 85,000	17.0%

TOTAL	$ 200,000	100.0%	$ 500,000	100.0%

1.

Station Acquisition.  To fund the purchase of new AM radio station construction permits from Eastern Sierra Broadcasting Corporation up to $62,000.  Funds in excess of $62,000 will be applied to as yet unidentified acquisition opportunities or construction of station assets relating to the construction permits that are acquired.

2.

Station Construction.  Expenses to be incurred in the acquisition and construction of KBET(AM), 790 kHz, Winchester, NV.  Remaining acquisition and construction cost is estimated to be $398,000, of which $358,000 is expected to be funded with indebtedness.

3.

Station Upgrades.  Costs to upgrade studio, offices and transmitting equipment for KYFO(AM), 1490 kHz, Ogden, UT and KNFL(AM), 1470 kHz, Tremonton, UT.  Total acquisition and construction costs are expected to be $688,500, of which $603,500 is expected to be funded with indebtedness.

The amounts set forth above are estimates developed by management for the allocations of the net proceeds of this offering based upon the current state of our business operations, our plans and current economic and industry conditions.  To the extent we raise less than $200,000, we will apply the proceeds in the following order of priority: payment of offering expenses of $15,000, then to the acquisition of radio station construction permits from Eastern Sierra Broadcasting Corporation of up to $62,000, and the balance, if any, to the construction and acquisition of equipment relating to KYFO(AM) and KNFL(AM), up to a total of $85,000.  Thereafter, the proceeds from this offering will be used ratably to complete the construction of KBET(AM), 790 kHz, Winchester, NV up to a total of $40,000 and to the acquisition and improvement of additional stations not yet identified.

No proceeds will be used, directly or indirectly, for officers and directors.

Pending application by us of the net proceeds of this offering, such proceeds may be invested in short-term, interest-bearing instruments.

DETERMINATION OF THE OFFERING PRICE

The offering price of the common stock has been arbitrarily determined by our board of directors.  No independent analysis was obtained by the board of directors and the price is not based on historical earnings, cash flow, net tangible book value per share, or other valuation method.

DILUTION

We are offering for sale 500,000 shares of common stock.  If you purchase shares in this offering you will experience immediate and substantial dilution.  As of September 30, 2005 our officers, directors, promoters and affiliated persons owned 13,504,316 shares of our common stock.  Of the total shares owned by officers, directors, promoters, and affiliated persons, 4,409,936 were issued for services rendered, 3,854,690 were issued in exchange for $1,169,953 in debt, and 5,239,690 were issued in exchange for assets having a value of $181,880.  The weighted average cost of shares owned by management is $.10 per share.  We are offering our common stock at a price significantly more than the price paid by our officers, directors, promoters and affiliated persons for the shares of our common stock purchased by them.

Dilution represents the difference between the price per share paid by purchasers in the offering and the net tangible book value per share.  Net tangible book value per share represents our net tangible assets (our total tangible assets less our total liabilities), divided by the number of shares of common stock outstanding at the time of the offering.  Using our most recent balance sheet of as of September 30, 2005, our net tangible book value was ($4,469,065).  Based upon our issued and outstanding shares of common stock on September 30, 2005 of 17,174,172 shares of common stock, our net tangible book value per shares was $(0.26).  After giving effect to the sale of all 500,000 shares being offered in this offering at an assumed offering price of $1.00 per share and the payment of $15,000 of expenses related to the offering, our pro forma net tangible book value would be ($3,984,065) and our net tangible book value per share would be $(0.23) which represents an immediate increase in net tangible book value of $0.03 per share and an immediate dilution to the purchasers of shares after the offering of $1.23 per share (or 123%).

The following table illustrates the pro forma per share dilution described above:

Offering Price per share	$1.00
Net tangible book value per share before the offering	$(0.26)
Increase per share attributable to purchase of stock by investors	$0.03
Pro forma net tangible book value per share after the offering	$(0.23)

Dilution per share to new investors	$(1.23)

PLAN OF DISTRIBUTION

We are offering up to a total of 500,000 shares of our common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers.  The offering price is $1.00 share.  The offering will terminate within 180 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 180 days.  There are no minimum purchase requirements and no arrangements to place the funds into an escrow, trust or similar account.  All cleared funds will be available to us following deposit into our bank account.  There are no finders involved in our distribution.

We will sell the shares in this offering through our officers and directors.  They will receive no commission from the sale of any shares.  They will not register as a broker/dealer under Section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1.  Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer.  The conditions are that:

1.

The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation;

2.

The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3.

The person is not at the time of their participation, an associated person of a broker/dealer; and

4.

The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) does not participate in selling and offering of securities for any issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

Our officers and directors are not statutorily disqualified, are not being compensated, and are not associated with a broker/dealer.  They are and will continue to be one of our officers and directors at the end of the offering and have not been during the last twelve months and are currently not broker/dealers or associated with a broker/dealer.  They have not during the last twelve months and will not in the next twelve months offer or sell securities for another corporation.

After the SEC declares our registration statement effective we expect to advertise this offering and hold investment meetings in the States of California, Nevada and Utah and to offer shares of our common stock only to residents of such states.  We will not utilize the Internet or our radio stations to advertise our offering.

Section 15(g) of the Exchange Act

Our shares are covered by Section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder (the "penny stock rules").  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses).

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person's compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approve the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, provide to the customer the NASD's toll free telephone number and the central number of the North American Securities Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.

The application of the penny stock rules may affect your ability to resell your shares.

Procedures for Subscribing

If you decide to subscribe for any shares in this offering, you must

1.

Execute and deliver a subscription agreement

2.

Deliver a check or certified funds to us for acceptance or rejection.

All checks for subscriptions must be made payable to "LEGACY COMMUNICATIONS CORPORATION."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason.  All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions.  Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

LEGAL PROCEEDINGS

On or about October 28, 2003, a claim for unpaid wages was initiated by Bryan L. Pugh and Matthew Excel in the Fifth Judicial District Court, Washington County, Utah, entitled, Bryan L. Pugh v. Legacy Communications Corporation; Internet Technology Corporation; E. Morgan Skinner, Jr. DBA Legacy Communications Corporation; E. Morgan Skinner, Jr., and John Does I-XX, Case No. 030501887 and Matthew Excell v. Legacy Communications Corporation; Internet Technology Corporation; E. Morgan Skinner, Jr. DBA Legacy Communications Corporation; E. Morgan Skinner, Jr., and John Does I-XX, Case No. 030501888.  Messrs. Pugh and Excell claim to have been employed by one or more of the named defendants pursuant to employment contracts.  They further claim that they were not paid consistently on regular paydays according to Utah law and in the amounts that they claim were agreed upon.  Mr. Pugh's claim is for approximately $46,000, plus interest and penalties, if any.  Mr. Excel's claim is for approximately $36,000, plus interest and penalties, if any.  The cases are consolidated into a single matter before the Fifth District Court, and assigned Case No. 03050187.  Discovery has begun.  We intend to vigorously defend against the allegations, and when appropriate, negotiate with Messrs. Pugh and Excel over the amount of the claims in an effort to resolve the litigation.

The Chapter 7 Bankruptcy of Red Fern Productions, Inc. ("RFP"), our wholly owned subsidiary, commenced on or about October 11, 2000, and is still pending.  In 1999, RFP entered into an agreement with Lyman Dayton to film the remake of the motion picture "Where the Red Fern Grows".  Production began in August 1999 and ran through November 1999.  The production costs ran over budget and resulted in bankruptcy of RFP.  On June 9, 2001, the case was converted to a case under Chapter 7 of the Bankruptcy Code.  The assets from the film production were sold in the bankruptcy proceeding on March 28, 2002 for $975,000.  The Chapter 7 trustee is holding remaining proceeds in the amount of $29,039.  The remaining liabilities of RFP are $1,010,899.  We do not expect to have any responsibility for the liabilities of RFP.

From time to time, we may be a party to, and our properties may be the subject of, routine legal proceedings or threats of legal proceedings that we do not believe are material.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Our board of directors elects our executive officers annually.  A majority vote of the directors who are in office is required to fill vacancies.  Each director is elected annually for the term of one year, and until his successor is elected and qualified, or until his earlier resignation, death, or removal.  Our directors and executive officers are as follows:

Name	Age	Position	Held Since

E. Morgan Skinner, Jr.	65	President, CEO, Director	9/23/1997
Lavon Randall	63	Secretary/Director	9/23/1997
R. Michael Bull	57	Principal Accounting Officer	1/15/1998
Jeffrey B. Bate	42	Director	5/25/2005

E. Morgan Skinner, Jr. age 65, has served as our President, Chief Executive Officer, and a Director since our inception on September 23, 1997.  Mr. Skinner joined Bonneville International at KSL Radio & Television in the fall of 1965.  He subsequently worked for Bonneville at WRFM/WNYW, Radio New York Worldwide as the News & Public Affairs Director.  During his tenure he originated a Spanish language Wall Street reports from the Amex and the NYSE, and founded the Spanish language Inter-America Radio Network comprised of 327 radio stations throughout the Caribbean, Central America, and South America.  In 1969, he was transferred to the news division of Bonneville's KBIG AM/FM radio station in Los Angeles.  In the fall of 1972, Mr. Skinner joined KOOL Radio & Television in Phoenix as an Account Executive.  In 1974, Mr. Skinner was promoted to Station Manager of KOOL.  In 1980, Mr. Skinner was hired as Vice President/General Manager of Donrey's KORK AM/FM in Las Vegas.  In 1985, Mr. Skinner became the Vice President of Operations of the American Museum of Historical Documents.  In 1988, Mr. Skinner and his brother founded the USU Sports Radio Network that broadcast the Utah State Aggie football and basketball games over twelve network affiliate radio stations throughout the Intermountain area for seven years.  Mr. Skinner is a pioneer member of the Radio Advertising Bureau "Certified Radio Marketing Consultant" program that recognizes professional marketing skills and experience.  Mr. Skinner has received the Distinguished Service Award by the Utah School Boards Association for Journalistic Attainment in Reporting and Interpreting Education to the public and numerous other broadcast and civic awards.  Mr. Skinner is also currently serving on the Board of Trustees of the National Oregon/California Trail Center at Montpelier, Idaho until December 2005.

Lavon Randall, age 63, has served as our Secretary and a Director since our inception on September 23, 1997.  From January 1, 1964 to June 16, 1996, he was the President of Randall Farms, Inc., which owned and operated a 2,000-acre irrigated farm growing potatoes and alfalfa.  Mr. Randall has also served in numerous civic and church leadership capacities including eight years as a member of the Enterprise City Council, Enterprise, Utah, President of the Enterprise Little League, a member of the Washington County School Foundation of the Washington County School District, and a member of the Southern Utah Advisory Board of Zions First National Bank.  Mr. Randall attended the LDS Business College in Salt Lake City before becoming the Managing Partner of the Randall Farms, Inc.

R. Michael Bull, age 57, has served as our principal accounting officer since January 1998.  Mr. Bull began his career in 1974 by joining a minority owned, regional CPA firm with offices throughout California, Nevada and Arizona spending the majority of his time with the audit division.  In 1977 he accepted an offer from Delta Lines, Inc., a publicly held, trucking transportation company in Oakland, California, to create and develop an Internal Audit Department.  In 1980 he accepted a position as the Controller of BD Trucking, Inc., a specialty hauling, transportation company located in Oakland and Ripon, CA.  From 1981 to 1991, Mr. Bull served as the CFO and Vice President of Finance and Administration for Advanced Communications, Inc., a telecommunications manufacturer in Silicon Valley.  He was responsible for the creation of the business plans, solicitation of three California pre-public stock offerings, and preparation of an initial public offering in 1984 for Advanced Communications.  He established all credit lines, international letters of credit, loans and investments as well as the monthly and annual preparation of cash forecasts, financial projections, budgets, and reports to management, stockholders and board of directors, and SEC filings.  In 1991, Mr. Bull joined Applied Dielectrics, Inc., a defense contractor that designed and manufactured microwave circuit boards, as their CFO and Vice President of Finance and Administration.  In 1993, Mr. Bull accepted a position as Controller for Reid-Ashman Manufacturing, Inc., a designer and manufacturer of test floor interface equipment for the semi-conductor industry, where he supervised the installation of a computerized accounting system, implemented accounting policies and procedures, staffed and trained the accounting department, and assisted in the relocation of the manufacturing facility to St. George, Utah.  Mr. Bull attended Idaho State University before leaving for a LDS mission in Argentina from 1967 to 1969.  He completed his education at San Jose State University.

Jeffrey B. Bate, age 42, was elected to the Company's board of directors on May 25, 2005.  In April 1988, Mr. Bate began his career with Southwestern Bell Mobile Systems in Dallas, Texas, as an Accounts Payable Representative.  In 1991, Mr. Bates was promoted to Assistant Manager of Property and Equipment Accounting of Southwestern Bell.  From April 1994 to September 1995, Mr. Bate served as a Financial Analyst for Con-Way Southern Express / Consolidated Freight, Inc. of Fort Worth, Texas, where he analyzed financial operations and profit generating/cost-reducing solutions.  From September 1995 to February 1999, Mr. Bate was a manager responsible for the financial processing and reporting related to all properties owned and leased by American Stores Company, Inc.  From February 1999 to November 2000, Mr. Bate was a Controller in charge of the accounting and reporting requirements relating to commercial equipment for First Security Corporation.  In February 2001, Mr. Bate was recruited by Precision Assembly, Inc., an electronics contract manufacturer, to handle all accounting and finance operations.  Precision Assembly promoted him from Controller to CFO in January 2005.  Mr. Bate attended Brigham Young University, earning a Bachelors of Art Degree in International Relations in 1987.  He continued his education by receiving an MBA in Corporate Finance from the University of Dallas in 1992.

Board Committees

We currently have no audit committee, compensation committee or other board committee performing equivalent functions.  The functions of the audit committee and the compensation committee are performed by the board of directors acting as a whole.

Family Relationships

Mr. Bate is the stepson of Mr. Skinner.  Except for that relationship, there are no family relationships among our officers or directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of September 30, 2005 there were outstanding 17,174,172 shares of our common stock.  The following tables set forth the ownership of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, and our executive officers and directors as a group.  There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the United States Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose.  Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security.  A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right.  More than one person may be deemed to be a beneficial owner of the same securities.  The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days.  Consequently, the denominator used for calculating such percentage may be different for each beneficial owner.  Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown.

Name and Address (1)	Number of Shares Owned Beneficially	Percentages Before Offering	Percentages After Offering (2)

E. Morgan Skinner, Jr. President, CEO, Director	6,653,408(3)	38.74%	37.64%

Lavon Randall Secretary, Director	5,713,408(4)	33.27%	32.33%

Jeffrey. B. Bate Director	350,000	2.04%	1.98%

R. Michael Bull Principal Accounting Officer	787,500	4.59%	4.45%
All Executive Officers and directors as a group (4 people)	13,504,316	78.64%	76.40%

1.

The business address is 210 North 1000 East, St. George, Utah 84770.

2.

Assumes the sale of all 500,000 shares offered hereby.

3.

E. Morgan Skinner, Jr. is the trustee of Bear River Trust and beneficially owns 6,653,408 shares of our common stock under the Bear River Trust.

4.

Lavon Randall is the trustee of the Randall Family Trust and beneficially owns 5,713,408 shares of our common stock under the Randall Family Trust.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.  We had 17,174,172 shares of common stock and no shares of preferred stock issued and outstanding as of September 30, 2005.

Common Stock

The holders of outstanding shares of common stock are entitled to receive dividends out of assets or funds legally available for the payment of dividends at such times and in such amounts as the board of directors from time to time may determine.  Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders.  There is no cumulative voting for the election of directors then standing for election.  The common stock is not entitled to pre-emptive rights and is not subject to conversion or redemption.  Upon liquidation, dissolution or winding up of our business, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding payment of other claims of creditors.  Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will upon payment therefore be, duly and validly issued, fully paid and non-assessable.

Preferred Stock

Preferred stock may be issued with preferences and designations as the board of directors may from time to time determine.  The board of directors may, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights that could dilute the voting strength of our common stockholders and may assist management in impeding an unfriendly takeover or attempted changes in control.  There are no restrictions on our ability to repurchase or reclaim our preferred shares while there is any arrearage in the payment of dividends on our preferred stock.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Bylaws, subject to the provisions of Nevada Corporation Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in our best interest.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Legacy Communications Corporation was incorporated in Nevada on September 23, 1997.  Our principal source of revenue and profits is from the purchase, development and resale of AM and FM radio broadcast facilities or the rights to construct or operate radio broadcast facilities.  Some of the radio stations we sell are developed by us by applying for and receiving construction permits and broadcast licenses directly from the Federal Communications Commission (the "FCC").  Other radio stations are purchased by us from others that have received the construction permits or broadcast licenses from the FCC but who may be unable to realize the value of the permit or license because of inadequate financing, inability to complete construction or other factors.  We undertake to develop or upgrade the facilities necessary to realize the value of the construction permit or broadcast license granted by the FCC, improve audience share through programming changes, and increase profitability by implementing management and systems improvements.  We then resell the radio station.  We may sell a radio station at any point during the permitting, construction or operation process, depending on when we believe it will generate the greatest return on our investment.  As a result, we may operate radio stations we develop or own for a period of time but we do not generate significant revenue or profit from station operations.

Construction Permits for AM Stations

The right to construct a new AM radio broadcast facility (a "construction permit") is granted according to an auction process managed by the FCC.  Any interested person may submit a proposal (a "short-form expression of interest") to participate in an auction.  The short-form expression of interest will contain information about the ownership structure of the applicant and a description of the broadcast licenses on which the applicant wishes to bid.  If there are no competing proposals for the same licenses, the short-form expression of interest is granted "singleton" status and, if the technical parameters of the proposal are in accordance with the FCC rules, the proponent will be permitted to submit a complete technical proposal (a "long-form application") for the license.  The long-form application will include the various engineering parameters of the proposed radio station.  If, however, there are other proposals for the same or nearby frequencies, the proposal will not be granted "singleton" status.  The FCC may, in limited circumstances, permit all parties with competing proposals to resolve conflicts by settlement.  If the proponents are unable to resolve the conflicts by settlement among themselves, the FCC will select one or more proposals to submit long-form applications either by determination of which proposals best serve the public interest or through successive rounds of bidding for the frequency.  In either case, the filing fee for each long-form application is $3,310.

If a long-form application is acceptable to the FCC and meets the technical requirements necessary to insure that the new broadcast facility will not interfere with other broadcasts, the FCC issues a construction permit authorizing the construction of the radio station according to the technical description contained in the long-form application.  The person that is awarded and then owns, the construction permit is sometimes referred to as the "permitee".  Construction permits have a finite term (i.e., three years) within which construction must be completed and the permittee must apply for a license to operation a broadcast facility.  The construction permit will terminate automatically if the permittee fails to complete the construction of the specified broadcast facility and apply for a broadcast license within the specified time.

Construction Permits for FM Stations

The right to construct a new FM radio broadcast station is also granted according to an auction process managed by the FCC.  However, FM construction permits are awarded exclusively through successive rounds of bidding for the frequency.

Available FM frequencies are established in advance, by submitting a petition to the FCC to add a particular frequency in a particular community (an "FM allotment").  The party submitting the highest bid in the auction for an FM allotment must remit to the FCC 20% of its bid within 10 days after the close of the auction and must file a long-form application within 30 days after the close of the auction.  The filing fee for the long-form application is $2,980.  The balance of the bid price is due after the FCC determines that it will grant the construction permit for the FM allotment.

Construction Requirements

Construction of a radio station involves the selection and installation of broadcasting equipment meeting the requirements of the construction permit, and the procurement of a suitable transmitter and antenna.  The cost of constructing new facilities or upgrading existing facilities varies widely according to the size and power of the radio station, the cost of land in the community of license, and the availability of construction trades.

Usually the most critical element of radio station construction is the location and procurement of a suitable transmitter-tower site or the lease of space on an existing multi-transmitter tower.  AM radio station tower sites are generally located within the community of license, where there exists suitable soil conductivity for the ground system.  FM radio station tower sites are usually located at the highest point possible for which there is good line-of-sight to the community of license.  Transmitter-tower sites require easy access for building and maintenance and utility services such as electricity and phone service.  Offices, studios and other facilities necessary for a radio station may be located at the site of the transmitter tower or remotely and may be owned or leased by the radio station.

Broadcast Licenses

Upon completion of a broadcast facility in accordance with the construction permit, the owner of a radio station may apply to the FCC for a license (a "broadcast license") to broadcast a radio signal in accordance with the limitations of the construction permit.  The owner may also apply for temporary authority to conduct broadcast operations in accordance with the limitations of the construction permit as a test of the facility ("program test authority") pending the issuance of a broadcast license.  The owner of a broadcast license is sometimes referred to as a "licensee".  The license application fees are as follows:

FM Non-directional Station

$   170

FM Directional Station

$   695

AM Non-directional Station

$   545

AM Directional Station

$1,170

Once issued, broadcast licenses continue in effect for eight years and may be renewed four months prior to the expiration of the previous license by application to the FCC and payment of a renewal fee of $150.  Petitions to deny license renewals can be filed by interested persons, including members of the public.  These petitions may raise various issues before the FCC.  The FCC is required to hold hearings on renewal applications if the FCC is unable to determine if the renewal of a license would serve the public interest, convenience and necessity, or if a petition to deny raises a substantial and material question of fact as to whether the grant of the renewal application would be inconsistent with the public interest, convenience and necessity.  If, as a result of an evidentiary hearing, the FCC determines that the licensee has failed to meet various requirements and that no mitigating factors justify the imposition of a lesser sanction, the FCC may deny a license renewal application.  If there are no violations of FCC rules and regulations during the previous license term, the license renewal application is generally granted within four months of renewal filing.

Annual Fees

The FCC assesses annual Regulatory Fees on each construction permit and broadcast license.  The fees each are paid in September.  At the present time, holders of AM radio stations that are in the "construction permit" status as of October 1 of the year are assessed $310.00 for each construction permit, and holders of AM and FM broadcast stations that are in "license" status as of October 1 of each year are assessed Annual Regulatory Fees based up the station's FCC Class and its predicted population coverage.  For the current year, the Annual Regulatory Fees being assessed for our broadcast licenses for the 2005 (October 1, 2004 - September 30, 2005) regulatory period were as follows:

KITT(FM)

$550.00

KUPA(AM)

$1,950.00

KENT(AM)

  $310.00

Annual Regulatory Fees increased by approximately 2.6% from the fees assessed by the FCC in 2004.  Similar yearly increases are expected in future years.

Transfers or Assignments of Permits and Licenses

The Communications Act prohibits the assignment of construction permits and broadcast licenses or a change in control of the owner of a construction permit or broadcast license without the prior approval of the FCC.  In determining whether to grant approval, the FCC considers a number of factors pertaining to the current owner and the proposed new owner, including:

o

compliance with the various rules and policies limiting common ownership of media properties in a given market;

o

the "character" of the proposed new owner and those persons that have significant or "attributable" interests in the new owner; and

o

compliance with the Communications Act's limitations on alien ownership, as well as compliance with other FCC regulations and policies.

The new owner of a construction permit or broadcast license must apply to the FCC for approval.  If the application involves a "substantial change" in ownership or control, the application must be placed on public notice for not less than 30 days during which time interested persons, including listeners, advertisers and competitors, may file petitions to deny or other objections against the application.  Informal objections to assignment and transfer of control applications may be filed at any time up until the FCC acts on the application.  Once the FCC staff grants an application, interested persons may ask the FCC to reconsider its grant or the FCC may reconsider its grant on its own motion for 40 days.  If the application does not involve a "substantial change" in ownership or control, it is a "pro forma" application.  The "pro forma" application is nevertheless subject to having informal objections filed against it.  When passing on an assignment or transfer application, the FCC is prohibited from considering whether the public interest might be served by an assignment or transfer of the broadcast license to any person other than the person specified in the application.

Transactions and Current Holdings

Since our inception, we have participated in the following transactions:

o

Acquisition on March 25, 1998 of radio stations KNFL(FM), 104.9 MHz, Tremonton, UT, KNUC(FM), 103.9 MHz, Smithfield, UT, KZEZ(FM), 99.9 MHz, St. George, UT, KSGI(AM), 1450 kHz, St. George, UT, KFMD(FM), 95.7 MHz, Delta, UT, a multi-user communication transmitter tower, and a construction permit for radio station KMGR(FM), 97.5 MHz, Richfield, UT for 4,250,085 shares of our common stock.  Of the total, 3,854,690 shares were issued to Mr. Morgan Skinner, a related party, and 395,395 shares were issued to unrelated parties.  The stockholders originally acquired these assets for approximately $200,100 and the stock was valued at $200,100 based on our net book value after giving effect to the transaction.

o

Purchase of radio station KOHO(AM), 1170 kHz, Honolulu, HI, on April 27, 1999 for $105,000.

o

Sale of the construction permit for radio station KMGR(FM), 97.5 MHz, Richfield, UT, on June 30, 2001 for $250,000.

o

Sale of radio station KNUC(FM), 103.9 MHz, Smithfield, UT, on February 4, 2002 for $735,000.

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Sale of radio station KNFL(FM), 104.9 MHz, Tremonton, UT, on June 7, 2002 for $1.75 million.

o

Acquisition on January 7, 2003 of radio stations KUPA(AM), 1370 kHz, Pearl City, HI, KPTO(AM), 1440 kHz, Pocatello, ID, KNFL(AM), 1470 kHz, Tremonton, UT, KACE(AM), 1350 kHz, Fillmore, UT, and KENT(AM), 1400 kHz, Parowan, UT, and a construction permit for KBET(AM), 790 kHz, Winchester, NV, from the Bate Family Trust, Jeffrey B. Bate, Trustee, for 1,750,000 shares of our common stock and approximately $300,000 in cash, minus expenses paid by the Company.  The Bate Family Trust is a related party and originally acquired the radio stations for approximately $65,000.  The stock was valued at $500 based on its par value since the net book value per share after this transaction was less than par value per share.

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Sale of radio station KFMD(FM), 95.7 MHz, Delta, UT, on August 31, 2003 for $1.25 million.

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Sale of radio station KOHO(AM), 1170 kHz, Hononlulu, HI, on May 28, 2004 for $500,000.

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Sale of radio station KZEZ(FM), 99.9 MHz, St. George, UT, and KSGI(AM), 1450 kHz, St. George, UT, and a multi-user communication transmitter tower site on July 31, 2004 for $2.10 million.

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Purchase of a three-year option to acquire radio station KACE(AM), 1310 kHz, Birch Tree, MO, on March 3, 2004 for $5,000.  If exercised, we will acquire the radio station for a aggregate purchase price of $10,000, of which $5,000 has been paid.

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Purchase of radio station KITT(FM), 100.1 MHz, Soda Springs, ID, on August 5, 2004 for $237,500.

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Purchase for $6,000 of an option to acquire four long-form applications filed by Eastern Sierra Broadcasting for an aggregate purchase price of $68,000, of which $6,000 has been paid.

We currently own the following radio stations that are engaged in broadcast operations either under a broadcast license or a program test authority:

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KENT(AM), 1400 kHz, Parowan, UT.

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KUPA(AM), 1370 kHz, Pearl City, HI.  This radio station is subject to an agreement to sell the radio station for $675,000.  The change in ownership has been approved by the FCC and a closing for this transaction is expected in February 2006.

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KITT(FM), 100.1 MHz, Soda Springs, ID.  We have granted an option to purchase and have an option to sell this radio station for $1.00 million which expires on June 30, 2006.

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KPTO(AM), 1440 kHz, Pocatello, ID. We have granted an option to purchase and have an option to sell this radio station for $500,000 which expires on June 30, 2006.

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KNFL(AM), 1470 kHz, Tremonton, UT.

We currently hold a construction permit for and are engaged in the construction of the following radio station:

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KBET(AM), 790 kHz, Winchester, NV.  We have granted an 18-month option to purchase this radio station for up to $2,500,000, subject to adjustment for one-half of any savings in the actual costs incurred in construction.

We have applied for the following AM broadcast permit that has been granted singleton status and have submitted the requisite long-form applications:

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Santa Clara, UT (St. George market) - 1490 kHz.

We have applied for the following AM broadcast licenses that have been determined to have conflicts with other applications and which have been assigned to conflict groups for resolutions:

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Middletown, ID (Boise market) - 1400 kHz.  We have entered into settlement agreements with all competing applicants that provide for issuance of a construction permit to us.  The settlement agreements were filed with the FCC on October 31, 2005.

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Beaver, UT - 1230 kHz.  We have filed documents with the FCC that show our short-form indication of interest should be accepted under the applicable auction rules.

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Mililani, HI (Honolulu market) - 1230 kHz.  We have entered into settlement agreements with all competing applicants that provide for issuance of a construction permit to us.  The settlement agreements were filed with the FCC on October 31, 2005.

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Santa Clara, UT (St. George market) - 1290 kHz.  We have filed documents with the FCC that show our short-form indication of interest should be accepted under the applicable auction rules.

o

Mesquite, NV 1250 kHz.  We have filed documents with the FCC that show our short-form indication of interest should be accepted under the applicable auction rules.

We have filed expressions of interest to participate in the FM auction currently scheduled to take place on January 12, 2006 for the following FM allotments:

o

Channel 300, 107.9 MHz, Class CW, Parowan, UT

o

Channel 261, 100.1 MHz, Class C, Beatty, NV

Pending Transactions

We have entered an Asset Purchase Agreement dated July 15, 2005 and amended October 24, 2005 to purchase the assets of radio station KYFO(AM), 1490 kHz, Ogden, UT from Bible Broadcasting Network, Inc. for $540,000.  The closing of this transaction is expected to occur in February 2006.

We have signed an Asset Purchase Agreement dated June 25, 2005 to sell KUPA(AM), 1370 kHz, Pearl City, HI to Broadcasting Corporation of America for $650,000.  The FCC approved the assignment August 18, 2005 and a $50,000 payment is being held in escrow by a third person.  The Asset Purchase Agreement was amended on October 3, 2005 to increase the purchase price to $675,000, release the $50,000 escrow, and delay the closing until February 3, 2006 to permit renewal of the broadcast license before closing, which is expected to be completed on or before February 1, 2006.

We have signed an option agreement dated March 3, 2005 providing that Lakeshore Media, LC has an option to purchase and we have an option to sell KPTO(AM), 1440 kHz, Pocatello, ID and KITT(FM), 100.1 MHz, Soda Springs, ID for an aggregate purchase price of $1.5 million.  The agreement was amended on September 27, 2005 to provide an additional down payment of $50,000 on or before February 28, 2006 and to extend the option period until June 1, 2006 to allow us and Lakeshore Media to seek FCC approval to relocate one of the stations.  The closing is required to occur before August 15, 2006, subject to receipt of FCC consent to the sale of the radio stations.  The options are not subject to FCC consent to relocate the radio station.  As of September 30, 2005 the purchaser has paid $348,000 in fees relating to this agreement and is obligated to pay an additional down payment of $50,000 and $8,000 per month until exercised.

On August 22, 2005, we granted an option to purchase KBET(AM), 790 kHz, Winchester, NV to Beasely Broadcasting Group, Inc. for up to $2.5 million.  The total option price will be reduced by 50% of any reduction in the cost to complete the radio station below $650,000.  Beasley has paid us $50,000 in non-refundable consulting fees and placed $200,000 of the option price in escrow with a third person.  We are required to build the radio station and, upon receipt of authorization to begin broadcasting under a program test authority by the FCC, Beasely has 10 days within which to exercise its option.  This option will expire if not exercised before February 22, 2007.

Acquisition and Sale of Broadcast Assets

We are engaged primarily in the purchase and sale of radio stations and broadcast facilities and the rights to construct radio stations and broadcast facilities.  Although we may periodically operate these facilities pending sale we do not generate significant revenue from station operations and substantially all of our revenue arises from the sale of assets from time to time.

The Telecommunications Act of 1996 significantly reduced certain restrictions on the ownership of multiple broadcast outlets in a single market.  As a result, the radio broadcast industry has been, and continues to be, engaged in the consolidation of station ownership.  We participate in this process by locating and acquiring undervalued or distressed properties or applying for construction permits in underserved markets; improving the value of the acquired assets by upgrading equipment and broadcast signal, changing station operations or constructing broadcast facilities; and reselling the assets either individually or as a package with other assets to established broadcast corporations.

Each transaction in which we engage is unique.  In many cases, only nominal refurbishment of station equipment and facilities may be required.  In other cases, substantial acquisition of equipment may be necessary, the negotiation of contracts with a multi-user transmitter tower may be required, or we may undertake to relocate the station to a new market.  Where we acquire a construction permit, either through purchase or application to the FCC, we undertake to construct or acquire all station equipment and facilities and apply for a broadcast license.

Through the experience and contacts of Mr. E. Morgan Skinner, our CEO and President, we are able to identify and acquire distressed or undervalued broadcasting assets before they become known to other broadcast entities, particularly in the Northern Mountain states of Idaho, Utah and Nevada.  Also through the experience of Mr. Skinner and his relationship with broadcast industry professionals, we are able to undertake the necessary changes in station equipment and operations to make the assets attractive and to market those assets to other media corporations.  Mr. Skinner's knowledge and experience in the radio industry also enables us to identify underserved markets and apply for construction permits before they are recognized by large media corporations.  Frequently, we are able to obtain "singleton" status on our short-form expression of interest and avoid the cost and delay associated with the auction process.  As a result, we are able to acquire broadcast assets and construction permits at a very attractive price and sell the same assets for significant gains.

Competition

We operate in a highly competitive industry.  We compete with large corporations that are engaged in both the development of radio stations and in operation of broadcast facilities and with other independent developers for the purchase or award of radio stations and construction permits.  Many of these competitors have greater financial resources and name recognition than we do.  We also compete with multi-station corporations and owners of independent local radio stations when we attempt to sell or dispose of our radio stations.  Competition is based primarily on the scope of the broadcast licenses or construction permits that are involved, price and financing terms.  We believe that our flexibility and ability to make purchase and sale decisions quickly, and our focus on smaller broadcast markets, are a significant advantages.  In addition, the reputation of our principal stockholders and executive officers as purchasers of distressed and undeveloped properties makes it possible for us to negotiate purchases of construction permits and broadcast licenses before their availability becomes generally known.

The value of a radio station is primarily a function of the number of listeners in a particular broadcast area, the percentage of the listeners that are attracted to the station, and advertising revenues.  Factors that are material to a radio station's competitive position include management experience, the station's audience rank in its local market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other radio stations in the market area.

Although the radio broadcasting industry is highly competitive, the number of radio stations that can operate in a given market is limited by the availability of FM and AM radio frequencies allotted by the FCC to communities within that market.  The FCC's multiple ownership rules have historically limited the number of stations that may be owned or controlled by a single entity in a given market.

Technological Change

The radio broadcasting industry is also subject to technological change, evolving industry standards and the emergence of new media technologies.  Several new media technologies have been or are being developed, including the following:

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audio programming by cable television systems, direct broadcast satellite systems, Internet content providers (both landline and wireless) and other digital audio broadcast formats;

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satellite digital audio radio service, which has resulted in the introduction of two new subscriber-based satellite radio services with numerous channels and sound quality equivalent to that of compact discs;

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in-band on-channel digital radio, which could improve the quality of existing AM and FM radio signals; and

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low power FM radio, which has resulted in additional FM radio broadcast outlets that are designed to serve small, localized areas on a non-commercial basis.

A growing population, greater use of automobiles, and an increase in commuter times have contributed to the growth of new technologies for the delivery of entertainment and information, including the introduction of new technologies used in the car such as audio cassettes, compact discs, cellular telephones and satellite radio.  Some of the new technologies, particularly digital satellite radio service, could compete with radio stations for consumers' attention in the car and affect the value of the radio stations we develop.

Environmental

As the owner, lessee, or operator of radio properties and facilities, we are subject to various federal, state, and local environmental laws and regulations.  We are subject to RF ("radio frequency") radiation regulations near AM, FM and TV broadcast antennas.  In order to comply with these regulations, we perform routine maintenance on, and quarterly measurements of radiation near, our antennas.  Historically, compliance with these laws and regulations has not had a material adverse effect on our business.  There can be no assurance, however, that compliance with existing or new environmental laws and regulations will not require us to make significant expenditures of funds.

Employees

We currently have three total employees, two of which are employed on a full-time basis.  They are management, administrative and clerical.  None of these employees are covered by a collective bargaining agreement.  We consider our relations with our employees generally to be good.

FEDERAL REGULATION OF THE BROADCAST INDUSTRY

The following is a brief summary of some provisions of the Communications Act and of specific FCC regulations and policies.  The summary is not a comprehensive listing of all of the regulations and policies affecting radio stations.  For further information concerning the nature and extent of federal regulation of radio stations, you should refer to the Communications Act, FCC rules and FCC public notices and rulings.

Overview

Our construction, purchase, ownership, operation, and sale of radio broadcast facilities is regulated by the Federal Communications Commission (the "FCC"), which acts under authority derived from the Communications Act of 1934, as amended.  Among other things, the FCC:

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assigns frequency bands for broadcasting;

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determines the particular frequencies, locations, operating powers and other technical parameters of broadcasting stations;

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issues, renews, revokes and modifies station construction permits and operating licenses;

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determines whether to approve changes in ownership or control of station construction permits and operating licenses;

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regulates equipment used by stations; and

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adopts and implements regulations and policies that directly or indirectly affect the ownership, operation and employment practices of stations.

Programming and Operation

The Communications Act of 1934, as amended, requires broadcasters to serve the public interest.  Since 1981, the FCC has relaxed or eliminated many of the more formalized procedures it developed to promote the broadcast of types of programming responsive to the needs of a station's community of license.  However, licensees continue to be required to present programming that is responsive to community problems, needs and interests and to maintain records demonstrating responsiveness.  Complaints from listeners concerning a station's programming will be considered by the FCC when it evaluates the licensee's renewal application, although listener complaints may be filed and considered at any time and must be maintained in the station's public file.

The FCC's rules prohibit the broadcast of obscene material at any time and indecent material between the hours of 6 am and 10 pm.  All broadcasters face the risk of violating the prohibition on the broadcast of indecent material because of the inherent vagueness of the FCC's definition of indecent material, coupled with the spontaneity of live programming.

Recently, the FCC has begun more vigorous enforcement of its indecency rules against the broadcasting industry as a whole, and has threatened to initiate license revocation proceedings against broadcast licensees for future serious indecency violations.  Two Congressional committees have recently conducted hearings related to indecency.  Legislation has also been introduced in Congress that would increase the penalties for broadcasting indecent programming and, depending on the number of violations engaged in, would automatically subject broadcasters to license revocation, renewal or qualification proceedings in the event that they broadcast indecent material.  The FCC's more vigorous enforcement of its indecency rules may encourage third parties to challenge our license renewal or assignment applications.

Stations also must pay regulatory and application fees and follow various FCC rules that regulate, among other things, political advertising, the advertisement of casinos and lotteries, sponsorship identification and technical operations, including limits on radio frequency radiation.

The FCC adopted new EEO rules for broadcasters, which became effective March 10, 2003.  The new rules are outreach and recruitment focused and require that broadcasters: (1) widely disseminate information for each full-time job vacancy, except for vacancies filled in exigent circumstances; (2) provide notification to community and recruitment organizations that have requested information on all or selected job vacancies; and (3) participate in "longer-term" recruitment initiatives, such as job fairs, internships, scholarships and EEO/anti-discrimination training programs. Broadcasters remain subject to the FCC's anti-discrimination policy but the use of minority or women-targeted recruitment sources is no longer mandated.  The new rules also require a broadcaster to keep extensive internal records regarding its recruitment efforts including information regarding its recruitment sources and interviewees, notification to requesting community groups and specifics regarding participation in the longer-term initiatives.  Broadcasters must also prepare and place in the public inspection file (and on their website if they maintain one) an annual EEO public file report that details recruitment efforts and interviewee totals, the referral sources used for each vacancy, the community groups notified, and specifics regarding participation in longer-term recruitment initiatives.  Broadcasters are subject to an FCC mid-term review in the fourth year of the license term and an FCC review as part of the license renewal application, both requiring the submission of the annual EEO public file report for the preceding two years with a statement certifying that the broadcaster's reports are accurate.  At the present time, the FCC has not reinstated its requirement for a broadcaster to submit its annual workforce employment information to the FCC for statistical purposes.  The FCC is expected to address the workforce employment information and filing requirements in a separate Report and Order. Also pending is the FCC's review of recruitment requirements for part-time vacancies and it issued a Further Notice of Proposed Rulemaking in conjunction with the new proposed rules to solicit public comment on this issue.

The FCC has issued a decision holding that a broadcast station may not deny a candidate for federal political office a request for broadcast advertising time solely on the grounds that the amount of time requested is not the standard length of time that the station offers to its commercial advertisers.  The effect that this FCC decision will have on our programming and commercial advertising is uncertain at this time.

Proposed and Recent Changes

Congress, the FCC or other federal agencies may in the future consider and adopt new laws, regulations and policies regarding a wide variety of matters that could, directly or indirectly, affect the operation, ownership and profitability of radio stations, and affect our ability to acquire additional radio stations, finance acquisitions or sell our assets.  These matters include:

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changes in the FCC's ownership rules and policies, including changes to the local radio ownership rules and the limitations on the cross-ownership of radio and other media proposals to increase regulatory fees or to impose spectrum use or other fees on FCC licensees;

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technical and frequency allocation matters and changes to broadcast technical requirements;

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proposals to restrict or prohibit the advertising of beer, wine and other alcoholic beverages;

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proposals to restrict or prohibit the advertising of on-line casinos or on-line sports-betting services;

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proposals to limit the tax deductibility of advertising expenses by advertisers;

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restatement in revised form of FCC's equal employment opportunity rules and revision to rules relating to political broadcasting; and

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proposals to regulate or prohibit payments to stations by independent record promoters.

The FCC recently selected In-Band, On-Channel™ technology as the exclusive standard for digital services for terrestrial AM and FM broadcasters.  The FCC has authorized the immediate commencement of "hybrid" transmissions - simultaneous transmissions in both analog and digital - pending the adoption of formal licensing and service rules, using In-Band, On-Channel™ systems for FM stations.  Tests of the In-Band, On Channel™ technology for AM stations are ongoing and hybrid transmissions for AM stations have not yet been authorized.  Digital audio broadcasting's advantages over traditional analog broadcasting technology include improved sound quality and the ability to offer a greater variety of auxiliary services.  In-Band, On-Channel™ technology will permit radio stations to transmit radio programming in both analog and digital formats, and eventually in digital only formats, using the bandwidth that the radio station is currently licensed to use.  It is unclear what formal licensing and service rules the FCC will adopt regarding digital audio broadcasting and what effect these regulations will have on our business or the operations of our stations.

In January 2000, the FCC created a new low power FM radio service.  The new low power stations operate at a maximum power of between ten and 100 watts in the existing FM commercial and non-commercial band.  Low power stations may be used by governmental and non-profit organizations to provide non-commercial educational programming or public safety and transportation radio services.  No existing broadcaster or other media entity is permitted to have an ownership interest or enter into any program or operating agreement with any low power FM station.  During the first two years of the new service, applicants must be based in the area that they propose to serve.  Applicants are not permitted to own more than one station nationwide during the initial two-year period.  After the initial two-year period, entities are allowed to own up to five stations nationwide, and after three years, the limit will be raised to ten stations nationwide.  A single person or entity may not own two low power stations whose transmitters are less than seven miles from each other.  The authorizations for the new stations are not transferable.  In April 2001, the FCC adopted a third channel interference protection standard, and prohibited any applicant from obtaining a low power FM station who has previously operated a station without a license.

At this time it is difficult to assess the competitive impact of these new stations.  Although the new low power stations must comply with certain technical requirements aimed at protecting existing FM radio stations from interference, we cannot be certain of the level of interference that low power stations will cause after they begin operating.  Moreover, if low power FM stations are licensed in the markets in which we develop radio stations, the low power stations may compete with our radio stations for listeners and reduce the value of our radio stations.  The low power stations may also limit our ability to obtain new licenses or to modify our existing facilities, or cause interference to areas of existing service that are not protected by the FCC's rules, any of which may harm our business.

On January 28, 2003, Senator Russell Feingold reintroduced a bill in the U.S. Senate entitled "The Competition in Radio and Concert Industries Act".  The bill purports to address anti-competitive practices in the radio and concert industries.  Among other things, the bill would impose a 60% national audience reach cap for commercial radio stations and a local radio ownership cap of 35% of the local audience share or 35% of the local radio revenue.  It would also prohibit the FCC from relaxing the present local numerical radio ownership caps.  The bill would further regulate local marketing agreements, joint sales agreements and other contractual relationships between radio stations, including limiting the duration of local marketing agreements entered into after the enactment of the legislation to no more than one year.

The Feingold legislation would also modify Federal law that prohibits the payment of money, services or other valuable consideration to a radio station or station employee in exchange for the inclusion of any matter in the station's programming without on-air disclosure.

The Feingold legislation would prohibit a radio station from using its control over any matter broadcast to extract consideration from a record company, artist, concert promoter, or other entity.  It is unclear what impact the legislation, if adopted, would have on existing relationships between radio stations and independent record promoters.

We cannot predict what other matters might be considered in the future by the FCC or Congress, nor can we judge in advance what impact, if any, the implementation of any of these proposals or changes might have on our business.

Federal Antitrust Considerations

The Federal Trade Commission and the Department of Justice, which evaluate transactions to determine whether those transactions should be challenged under the federal antitrust laws, have been increasingly active in their review of radio station acquisitions, particularly where an operator proposes to acquire additional stations in its existing markets.

For an acquisition meeting certain size thresholds, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder, require the parties to file Notification and Report Forms with the Federal Trade Commission and the Department of Justice and to observe specified waiting period requirements before consummating the acquisition.  During the initial 30-day period after the filing, the agencies decide which of them will investigate the transaction.  If the investigating agency determines that the transaction does not raise significant antitrust issues, then it will either terminate the waiting period or allow it to expire after the initial 30 days.  On the other hand, if the agency determines that the transaction requires a more detailed investigation, then, at the conclusion of the initial 30-day period, it will issue a formal request for additional information.  The issuance of a formal request extends the waiting period until the 20th calendar day after the date of substantial compliance by all parties to the acquisition.  Thereafter, the waiting period may only be extended by court order or with the consent of the parties.  In practice, complying with a formal request can take a significant amount of time.  In addition, if the investigating agency raises substantive issues in connection with a proposed transaction, then the parties frequently engage in lengthy discussions or negotiations with the investigating agency concerning possible means of addressing those issues, including persuading the agency that the proposed acquisition would not violate the antitrust laws, restructuring the proposed acquisition, divestiture of other assets of one or more parties, or abandonment of the transaction.  These discussions and negotiations can be time consuming, and the parties may agree to delay completion of the acquisition during their pendency.

At any time before or after the completion of a proposed acquisition, the Federal Trade Commission or the Department of Justice could take action under the antitrust laws as it considers necessary or desirable in the public interest, including seeking to enjoin the acquisition or seeking divestiture of the business or other assets acquired.  The Federal Trade Commission or the Department of Justice may investigate acquisitions that are not required to be reported under the Hart-Scott-Rodino Act under the antitrust laws before or after completion.  In addition, private parties may under certain circumstances bring legal action to challenge an acquisition under the antitrust laws.

As part of its increased scrutiny of radio station acquisitions, the Department of Justice has stated publicly that it believes that commencement of operations under time brokerage agreements, local marketing agreements, joint sales agreements and other similar agreements customarily entered into in connection with radio station transfers prior to the expiration of the waiting period under the Hart-Scott-Rodino Act could violate the Hart-Scott-Rodino Act.  In connection with acquisitions subject to the waiting period under the Hart-Scott-Rodino Act, so long as the Department of Justice policy on the issue remains unchanged, we would not expect to commence operation of any affected station to be acquired under a time brokerage agreement, local marketing agreement or similar agreement until the waiting period has expired or been terminated.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Comparison of the Year Ended December 31, 2003 ("Fiscal 2003") with the Year Ended December 31, 2004 ("Fiscal 2004")

Total revenue for Fiscal 2004 increased by $405,144 or 21.5% to $2,293,399 compared to $1,888,255 for Fiscal 2003.  This increase was primarily the result of the sale of three radio stations for a gain of $2,189,309 in Fiscal 2004 compared to the sale of one ratio station for a gain of $1,202,001 in Fiscal 2003.  For Fiscal 2004, the gain on sales of radio stations includes (i) a $441,698 net gain in the sale of KOHO(AM); (ii) a $540,561 net gain in the sale of KSGI(AM); and (iii) a $1,200,000 net gain in the sale of KZEZ(FM).  Net gains from the sale of radio stations in Fiscal 2003 were $1,202,001 from the sale of KFMD(FM).

The increase in net gain from the sale of radio stations was partially offset by a reduction in other revenue to $89,090 for Fiscal 2004 from $620,889 for Fiscal 2003 and a reduction in management fees to $15,000 for Fiscal 2004 from $60,000 for Fiscal 2003.  Other revenue in Fiscal 2004 consisted primarily of penalties, fees, and interest paid by Marathon Media for the purchase of a radio station.  Other revenue for Fiscal 2003 consisted of late fees and default penalties on the sale of stations, extension fees and interest paid by Marathon Media, and miscellaneous fees that did not occur in Fiscal 2004.  Management fees declined in 2004 primarily as a result of the sale of the radio stations that were paying those fees.

Expenses from operations for Fiscal 2004 increased by $996,617 or 140.6% to $1,705,400 compared to $708,783 for Fiscal 2003.  This increase was primarily the result of $600,000 non-cash charge on December 20, 2004 relating to the award of bonuses consisting of 875,000 shares of our common stock to E. Morgan Skinner, our President and a director, 875,000 shares of our common stock to Lavon Randall, our Secretary and a director, and 350,000 shares of our common stock to R. Michael Bull, our Principal Accounting Officer.  No bonuses were awarded during Fiscal 2003.  General and administrative expenses during Fiscal 2004 increased $304,800 or 73.5% to $719,606 from $414,806 for Fiscal 2003 primarily as a result of increased legal, accounting and other expenses relating to the sale of radio stations.  Depreciation and amortization expense for Fiscal 2004 increase $99,046 or 224.8% to $143,107 compared to $44,061 for Fiscal 2003, primarily as a result of the acquisition and construction of new radio stations in early Fiscal 2004.  As a result of the increase in expenses from operations, income from operations for Fiscal 2004 declined $591,473 or 50.1% to $587,999 from $1,179,472 for Fiscal 2003.

Other expenses during Fiscal 2004 and Fiscal 2003 consisted of interest on outstanding debts, which decreased in Fiscal 2004 by $59,459 or 29.0% to $145,704 from $205,163 in Fiscal 2003, primarily as a result of reductions in levels of indebtedness.  In addition, we determined that it is probable that we would generate sufficient taxable income to utilize tax losses from prior years and recognized a $359,000 deferred tax asset in Fiscal 2004.  The recognition of the deferred tax asset contributed $139,995 to net income.

Net income for Fiscal 2004 declined $392,019 or 40.2% to $582,290 ($.04 per share) from $974,309 ($.07 per share) for Fiscal 2003.

As of December 31, 2004 we had accumulated deficits of $7,628,471 and a working capital deficit of $4,659,810.

Comparison of the Nine Months Ended September 30, 2004 with the Nine Months Ended September  30, 2005

Total revenue for the nine months ended September 30, 2005 decreased by $1,887,925 or 82.3% to $405,474 compared to $2,293,399 for the nine months ended September 30, 2004.  Total revenue for the first nine months of Fiscal 2005 includes $355,474 in payments under an option agreement relating to radio station KITT(FM) and radio station KPTO(AM) and $50,000 in consulting fees paid under an option agreement relating to radio station KBET(AM).  Total revenues for the first nine months of Fiscal 2004 include $2,189,309 relating to the sale of KOHO(AM), KSGI(AM) and KZEZ(FM).  There were no proceeds from sales of radio stations in the first nine months of Fiscal 2005.

Operating Expenses for the nine months ended September 30, 2005 increased $102,402 or 12.0% to $958,701 compared to $856,299 for the nine months ended September 30, 2004.  This increase is primarily the result of the amortization of FCC licenses held during the current fiscal year.  General and administrative expenses also increased as a result of the offering of securities to the public.  Other expenses for the nine months ended September 30, 2005 increased $62,011 or 63% to $160,117 compared to $98,106 for the nine months ended September 30,2004 primarily as a result of the higher level of indebtedness in Fiscal 2005.

As a result of the decline in revenue and the increase in operating and other expenses, net income for the first nine months of Fiscal 2005 declined $2,047,328 or 152.9% to a loss of $713,334 compared to net income of $1,338,994 for the first nine months of Fiscal 2004.

As of September 30, 2005 we had accumulated deficits of $8,341,815 and a working capital deficit of $5,113,984.

Revenues and costs during the nine months ending September 30 of each year are not necessarily indicative of annual performance because our revenue and expenses are closely related to the purchase and sale of radio stations.  Each transaction results in the recognition of significant revenue relating to that transaction.  Most expenses are recorded as incurred.  Accordingly, any period in which a sale of a radio station occurs may reflect a significant increase in revenue.  The foregoing results of operations should not be considered indicative of the results that would be obtained for the entire year.

Effect of Accounting Adjustments

During Fiscal 2004, we recognized a $359,000 deferred tax asset based on our determination that we would generate taxable income in future years and would be able to offset taxes payable on such income with accumulated net operating loss carry forwards.  The value of deferred tax losses in previous years was substantially offset by a negative valuation adjustment based on evidence that such deferred tax losses would not be utilized before expiration.  In Fiscal 2004, according to SFAS 109, we determined that (a) there was no history of operating losses or tax credits expiring without application to taxes or taxable earnings, there are no losses expected in early future years, there are no unsettled circumstance that, if unfavorably resolved, would adversely affect future operations and profit levels, and that no carry-back or carry-forward period is so brief that it would limit realization of tax benefits, and (b) we have been profitable for the previous three years and expect to be profitable for the year ending December 31, 2005 based on the accumulated costs of radio stations and the execution of contracts for sale of radio stations that are expected to be completed.

Liquidity And Capital Resources

During Fiscal 2004, we received proceeds of $2,259,500 from the sale of KOHO(AM), KSGI(AM) and KZEZ(FM); $310,000 from the payment of a promissory note by Marathon Media; and $311,318 from increases in accrued expenses relating to the development of radio stations.  Funds from operations were used primarily to reduce outstanding obligations, including the payment of $132,456 in accounts payable relating to the construction of radio stations, $1,587,894 in other liabilities arising from the sale of a radio station in previous periods, and $11,517 in accrued interest.  In addition, we purchased $757,637 in station assets and made $10,560 in deposits and increases in other assets.  As a result we consumed cash in the amount of $539,152 in operations during Fiscal 2004, which was funded by a $540,818 net increase in notes payable.

During the nine months ended September 30, 2005, we consumed cash in the amount of $270,207 in our operations, consisting primarily of purchases of station assets.  Funding for operations was provided primarily by an increase in accounts payable in the amount of $50,362, an increase in other liabilities in the amount of $96,819 and a net increase in notes payable in the amount of $256,165.

We renewed and extended a note payable to US Capital Corporation in the original principal amount of $574,000 until April 30, 2006.  Accrued interest on the note was capitalized and the principal amount of this note was increased to $705,000 as of September 30, 2005.  In addition, we executed a demand note in the amount of $129,375 bearing interest at the rate of 10.5% per annum with Dan Alpert, a minority stockholder.  As of September 30, 2005 our total liabilities were $5,184,161, of which $5,167,134 were due on demand or within 12 months.  We do not expect to have any obligation for the net liabilities of Red Fern Productions, Inc. as a result of the Chapter 7 proceedings.  As funds are generated from the sale of radio stations, they will be applied to reduce outstanding indebtedness.  We believe that the funds generated from the sale of radio stations will be sufficient to fund all current obligations.

We have received commitments for a $603,500 loan to be used for the purchase and upgrade of KYFO (AM), 1490 kHz, Ogden, UT and KNFL (AM), 1470 kHz, Tremonton, UT, and a $358,000 loan to be used to complete the construction of KBET (AM), 790 kHz, Winchester, NV.  Both loans will be secured by the assets of the radio stations to which they relate and will be repaid upon the sale of the radio stations.  We will require approximately $85,000 in additional funds to complete the acquisition and construction of KYFO (AM) and KNFL (AM) and approximately $40,000 in additional funds to complete the acquisition and construction of KBET (AM).  Such funds are expected to be available from this offering.  We have not identified an alternate source of funds if this offering is not successful and may divert funds from other sources or incur additional indebtedness to our officer to complete these stations.

We presently hold options to acquire four construction permits when and if granted to Eastern Sierra Broadcasting Corporation by the FCC.  The exercise of these options will require funding of $62,000 and construction costs of approximately $310,000.  In addition, we anticipate that the FCC will grant to us two construction permits pursuant to long-form applications submitted in connection with short-form expressions of interest that were granted singleton status.  We do not anticipate significant additional costs relating to the acquisition of the construction permits for these stations but estimated construction costs are $390,000.  Although we do not have any commitments or identified sources of additional capital from third parties for these requirements, we believe that debt financing will be available if necessary until funds from other sources are available.

We currently require approximately $35,600 per month to continue operations.  We expect our cash requirements to increase to approximately $55,500 per month over the next six months as additional radio stations are licensed and commence full operation.  Our current cash reserves are not sufficient to fund our cash requirements for next 12 months and we will require additional funding of approximately $591,400 to continue operations.  We expect that such funds will be provided from sales of radio stations and this offering.  We do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority stockholders if such funds are not available.  Additional financing may not be available to us on favorable terms, if at all.  In the event that we are not able to obtain the necessary funds, we will consider winding up and liquidation of all assets.

Our lack of operating revenue, accumulated deficit, negative working capital and dependence upon the sale of assets to provide funds for continued operations raise substantial doubts about our ability to continue as a going concern.  No adjustments have been made to the carrying value of our assets to reflect a reduction in value in the event that we cease to be a going concern.

Our ability to continue as a going concern is dependent upon our completing the sale of radio stations pursuant to the following outstanding option agreements:

	Expected Proceeds	Estimated Costs to be Incurred	Expected Completion Date

KUPA(AM), 1470 kHz Pearl City, HI	$675,000	$-0-	02/01/2006
KBET(AM), 790 kHz Winchester (Las Vegas), NV	$2,500,000	$398,000	10/01/2006
KPTO(AM), 1440 kHz, Pocatello, ID	$500,000	$-0-	09/01/2006
KITT(FM), 100.1 MHz Soda Springs, ID	$1,000,000	$-0-	09/01/2006

DESCRIPTION OF PROPERTY

The types of properties required to support each of our radio stations include offices, studios, and transmitter-tower sites.  The station's studios are generally housed with its sales offices in business districts.  The transmitter-tower sites are generally located so as to provide maximum signal coverage over the market area.

We lease approximately 1,500 square feet of office space for our executive offices under a three-year, renewable lease which expires on March 31, 2008, with an option to renew for an additional three (3) year period.  We pay $1,100 per month for this office space.  The lessor under the lease is Vista Leasing LP, a limited partnership owned by James G. Larkin and Dale Larkin, who together own 38,850 shares of our common stock.

We lease a transmitter-tower site on approximately 4.3 acres at Summit, Utah for the transmission facilities of KENT(AM).  The lease is a year-to-year lease with options to renew annually.  The lease expires May 31, 2006.  The lease obligation is $6,000 per year or $500 per month payable monthly or annually at our option along with any city, state or county sales and privilege license tax.

We lease a transmitter-tower site on approximately 12.5 acres of land in Bear River City, Utah for KNFL(AM) under a twenty-five-year, renewable lease that expires on August 31, 2029.  The lease obligation is $2,500 per year payable monthly.  The lease obligation is subject to an adjustment after the first twelve years based on the differential of the consumer price index.

We lease a transmitter-tower site on approximately 4.5 acres in Bannock County, Idaho for KPTO(AM) under a thirty-year, renewable lease that expires on November 30, 2034.  The lease obligation is $5,000 per year payable monthly.

We have been granted an easement for a transmitter-tower site in Honolulu County, Hawaii for KUPA(AM) that, after December 31, 2005, will continue year-to-year.  We are obligated to pay $2,250 as minimum rent per month pursuant to the grant.

We do not anticipate any significant difficulties in renewing any facility leases or in leasing alternative or additional space, if required.  We own substantially all of our other equipment, consisting principally of broadcast towers, antennae, transmitters, studio equipment and general office equipment.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

At September 30, 2005, we had the following notes payable due to related parties:

Various notes due to stockholders, non-interest bearing, unsecured and due on demand.

Stephen W. Skinner - Deferred Sports Rights fees	29,000
Stephen W. Skinner - Broadcast equipment purchase	23,000

Notes due to stockholder, bearing interest at 10.00%, unsecured and due on demand.

Lavon Randall - Interim loan	210,000

Notes due to stockholders, bearing interest at 8.00%, unsecured and due on demand.

Earnest M. & Mabel P. Skinner Trust	60,000

Total Notes Payable - related parties	$322,000

At September 30, 2005, we had the following balances due to related parties:

Various other payables due to stockholders

Stephen W. Skinner - Interim loan at 5.1%	$ 22,185
Stephen W. Skinner - Interim loan at 7.5%	31,179
Bate Family Trust	52,636
(Balance due in Diamond Broadcasting Purchase)

Accrued interest on payables due to stockholders

Stephen W. Skinner - Interim loans	70,358
Other liabilities due to the President	100,649
(Temporary advance)

Related Party Balance - Net Liability	$ 277,007

E. Morgan Skinner, Jr. our President, Chief Executive Officer and a Director, lends us money and enters into transactions with us from time to time.  However, Mr. Skinner is not under a current commitment to make any loans to, or enter into any transactions with, us.

On March 25, 1998 we issued 4,250,085 shares of our common stock to Mr. E. Morgan Skinner and others in exchange for radio stations KNFL(FM), 104.9 MHz, Tremonton, UT; KNUC(FM), 103.9 MHz, Smithfield, UT; KZEZ(FM), 99.9 MHz, St. George, UT; KSGI(AM), 1450 kHz, St. George, UT; KFMD(FM), 95.7 MHz, Delta, UT; a multi-user communications tower; and a construction permit for radio station KMGR(FM), 97.5 MHz, Richfield, UT.  The assets were valued at $200,100, the original costs incurred by the sellers and the shares were valued at the net book value after the transaction.  Of the total shares issued, Mr. Skinner received 3,854,690 shares and 395,395 were issued to other stockholders.

On March 25, 1998, cash advances by Lavon Randall in the amount of $1,169,953 were converted into 3,854,690 shares of common stock.  At that date, we also owed Lavon Randall $519,684 of accrued interest on those advances.  The accrued interest was converted to a non-interest bearing note, payable as funds become available.  During the year ended December 31, 2003, we paid $161,469 and during the year ended December 31, 2004, we paid $71,194.  The remaining balance at June 30, 2005 was $287,021.

On January 15, 1999, we issued 1,523,718 shares to each of Mr. E. Morgan Skinner and Mr. Lavon Randall in exchange for services rendered.  Mr. Skinner subsequently transferred 300,000 shares to other family members.

We issued 175,000 shares on December 31, 1999 and 262,500 shares on December 31, 2000 to Mr. Michael Bull for services rendered.

On January 7, 2003, we issued 1,750,000 shares of our common stock (valued at $500) to the Bate Family Trust for the assets of Diamond Broadcasting Corporation and agreed to pay the Bate Family Trust $300,000 minus engineering and legal fees advanced by the Company to Diamond to secure the permits and licenses.  The assets acquired from Diamond Broadcasting Corporation in this transaction were originally acquired by Diamond Broadcasting for approximately $65,000 and consisted of KUPA(AM), 1370 kHz, Pearl City, HI; KPTO(AM), 1440 kHz, Pocatello, ID; KNFL(AM), 1470 kHz, Tremonton, UT; KACE(AM), 1350 kHz, Fillmore, UT; KENT(AM), 1400 kHz, Parowan, UT; and KBET(AM), 790 kHz, Winchester (Las Vegas), NV.  Diamond Broadcasting was owned by the Bate Family Trust of which Jeffrey B. Bate was the Trustee.  Bate is the stepson of E. Morgan Skinner, Jr., an officer and director.  The Company managed the assets of Diamond Broadcasting Corporation at the direction of Bate until the broadcast licenses and permits of Diamond were purchased per the agreement dated January 7, 2003.  Applications for assignment of the licenses and permits held by Diamond Broadcasting were filed with the FCC on October 24, 2004.  The FCC granted the transfer of assignment to wholly own subsidiaries of the Company and the assignment consummated on December 10, 2004.  The Bate Family Trust subsequently transferred 700,000 shares to Mr. Morgan Skinner, 700,000 shares to Mr. Lavon Randall, and 350,000 shares to Mr. Jeffrey B. Bate.

On December 20, 2004, the Board of Directors issued 2,100,000 shares of common stock valued at $.285 per share for bonuses to our key employees.  Lavon Randall, Chairman and Director, received 875,000 shares valued at $250,000. E. Morgan Skinner, Jr., received 875,000 shares valued at $250,000, and R. Michael Bull, Principal Accounting Officer received 350,000 shares valued at $100,000.

On December 20, 2004, we authorized and completed a forward split of our outstanding common stock in a ratio of three and a half (3.5) shares for each shares of stock.  All references to common stock have been restated to show the effect of the forward split.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public market for our securities and a regular public market may not develop, or if developed, may not be sustained.  A stockholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public resale.  Furthermore, it is unlikely that a lending institution will accept our securities as collateral for loans unless a regular trading market develops.  Although we intend to request that an NASD market maker file a Form 211 with the NASD in order to secure a qualification for quotation of our securities on the OTC Bulletin Board, we have no proposals, arrangements, or understandings with any market maker to file a Form 211 or with any other person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00.  Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt.  Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $300,000 together with his or her spouse is considered an accredited investor.  In addition, under the penny stock regulations the broker-dealer is required to:

o

Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

o

Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

o

Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

o

Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling stockholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market.  These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded.  In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities.  Our shares in all probability will be subject to such penny stock rules and our stockholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Considerations

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market.  NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board.  The SEC's order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can de-list issuers for not meeting those standards, the OTC Bulletin Board has no listing standards.  Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files.  The NASD cannot deny an application by a market maker to quote the stock of a company.  The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on the NASDAQ stock market.  Investors' orders may be filled at a price much different than expected when an order is placed.  Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities.  Investors do not have direct access to the bulletin board service.  For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually.  Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone.  In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders.  Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Holders

As of the date of this registration statement, we had 53 stockholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future.  We plan to retain any future earnings for use in our business.  Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Stockholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.  We will voluntarily send an annual report to stockholders containing audited financial statements.

Where You Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 statement.  For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto.  The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549.  The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

The following table sets forth summary information concerning the compensation received for services rendered to us during the fiscal years ended December 31, 2004 and 2003 by our Chief Executive Officer and each executive officer that received compensation of more than $100,000 during 2004.

		Annual Compensation (1)
Name & Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Awards
E. Morgan Skinner, Jr. CEO, President, and Director	2004	$ 85,000	-	$ 250,000(2)
	2003	$ 75,000	-	-

R. Michael Bull Principal Accounting Officer	2004	$85,000	-	$ 100,000(3)
	2003	$75,000	-	-

1.

Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

2.

On December 20, 2004, the board of directors authorized the payment of a bonus to Mr. Skinner consisting of 875,000 shares of our common stock valued at $250,000.

3.

On December 20, 2004, the board of directors authorized the payment of a bonus to Mr. Bull consisting of 350,000 shares of our common stock valued at $100,000.

Options

Legacy Communication Corporation 1998 Stock Option Plan (the "Plan").  All officers, directors, employees and consultants are eligible to participate in the Plan.  A total of 3,500,000 shares of common stock is available and reserved for issuance under the Plan, subject to adjustment as provided in the Plan.  The Plan will remain in effect until December 31, 2009, unless extended by our stockholders.  Any options outstanding at the expiration of the Plan will remain in effect in accordance with their terms.  There are no options outstanding under the Plan as of June 30, 2005.

Options granted under the Plan are subject to the following terms:

o

The option shall be exercisable to purchase stock for a period of ten years from the date of grant.

o

Unless an option is terminated according to its terms, an optionee may exercise his option based on the optionee's number of years of continuous service from the date on which the option is granted.

o

After one (1) year of continuous services, the optionee may purchase up to 50% of the shares of stock subject to the option;

o

After two (2) years of continuous services, the optionee may purchase the remaining 50% of the shares of stock subject to the option.

o

Options granted pursuant to the Plan may have an option price that is less than the fair market value, as defined in the Plan, of the stock on the date the option is granted.

o

Each option shall expire at such time as the board of directors shall determine, provided, however, that no option shall be exercisable later than ten years from the date of its grant.

o

Payment for all shares of stock shall be made at the time that an option is exercised.

o

The options contain provisions for early exercise in case of death or disability, termination not for cause and termination for cause.

Board Compensation

Members of our board of directors do not receive cash compensation for their services as directors, although some directors are reimbursed for reasonable expenses incurred in attending meetings of the board of directors or committees.  On December 20, 2004, the board of directors authorized the payment of 875,000 shares of our common stock, having a value of $250,000 to Mr. Lavon Randall in consideration of his service on the board of directors.  Jeffrey B. Bate receives stock compensation of 25,000 shares of common stock annually for service on the board of directors.

INTEREST OF NAMED EXPERTS

Our financial statements for the fiscal years ending December 31, 2004 and 2003 included in this prospectus have been so included in reliance on the report HJ & Associates, LLC, independent auditors, given on that firm's authority as experts in auditing and accounting.

GoPublicToday.com, Inc. has provided consulting services in connection with the preparation of this prospectus and this offering and will continue to provide consulting services relating to the compliance with reporting requirements under federal securities laws.  We have paid GoPublicToday.com, Inc. cash fees of $75,000 and issued 500,000 shares of our common stock valued at $310,000 in connection with these services and have recognized a deferred consulting fee of $225,050.  GoPublicToday.com, Inc. has not prepared or certified any part of this prospectus or the registration statement of which it is a part and is not acting as a underwriter, broker, dealer or finder in connection with this offering.  Our agreement with GoPublicToday.com, Inc. requires us to indemnify them from any liability arising from this offering.

The legality of the shares offered under this registration statement is being passed upon by Franklin, Cardwell & Jones, Houston, Texas.  Lawrence E. Wilson, a principal in the firm received 20,000 shares of the common stock of Public Company Management Corporation, a consultant in connection with the offering.

FINANCIAL STATEMENTS

LEGACY COMMUNICATIONS CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2004

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Legacy Communications Corporation and Subsidiaries

St. George, Utah

We have audited the accompanying consolidated balance sheet of Legacy Communications Corporation and Subsidiaries as of December 31, 2004, and the related consolidated statements of income, stockholders' equity (deficit) and cash flows for the years ended December 31, 2004 and 2003.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Legacy Communications Corporation and Subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the years ended December 31, 2004 and 2003 in conformity with United States generally accepted accounting principles.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 14 to the consolidated financial statements, the Company has a working capital deficit as well as a deficit in stockholders equity, which raises substantial doubt about its ability to continue as a going concern.  Management's plans in regard to these matters are also described in Note 14.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

HJ & Associates, LLC

Salt Lake City, Utah

April 21, 2005

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

ASSETS

December 31,
2004

CURRENT ASSETS

Cash	$ 23,760
Escrow deposit	25,000
Prepaid expenses	2,034

Total Current Assets	50,794

FCC LICENSES, PROPERTY AND EQUIPMENT - NET (Notes 2 and 3)	344,410

OTHER ASSETS

FCC licenses - Net (Notes 2 and 3)	697,194
Deposits	10,560
Deferred tax asset (Note 2)	359,000
Construction in progress (Note 3)	171,786

Total Other Assets	1,238,540

TOTAL ASSETS	$ 1,633,744

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet (Continued)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

December 31,
2004

CURRENT LIABILITIES

Accounts payable	$ 281,451
Accrued liabilities (Note 7)	906,712
Other liabilities	67,272
Other liabilities - related party (Note 4)	184,407
Income tax payable (Note 2)	219,005
Liabilities of subsidiaries in bankruptcy (Note 9)	981,860
Notes payable - related parties (Note 5)	322,000
Notes payable (Note 6)	1,022,492
Accrued interest payable (Note 8)	698,371

Total Current Liabilities	4,683,570

LONG-TERM LIABILITY

Notes payable (Note 6)	20,846

Total Long-Term Liability	20,846

Total Liabilities	4,704,416

COMMITMENTS AND CONTINGENCIES (Note 13)

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock; 5,000,000 shares authorized at $0.001 par value, no shares outstanding	-
Common stock, 50,000,000 shares authorized at $0.001 par value, 17,174,172 shares issued and outstanding	17,174
Additional paid-in capital	4,765,675
Deferred consulting services (Note 10)	(225,050)
Accumulated deficit	(7,628,471)

Total Stockholders' Equity (Deficit)	(3,070,672)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 1,633,744

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

	For the Years Ended December 31,

	2004	2003

REVENUE

Broadcasting	$ -	$ 5,365
Management fees	15,000	60,000
Other revenue (Note 11)	89,090	620,889
Gain on sale of stations (Note 12)	2,189,309	1,202,001

Total Revenue	2,293,399	1,888,255

EXPENSES

Depreciation and amortization	143,107	44,061
General and administrative	719,606	414,806
Officers and directors stock bonus	600,000	-
Salaries and personnel costs	242,687	249,916

Total Expenses	1,705,400	708,783

INCOME FROM OPERATIONS	587,999	1,179,472

OTHER EXPENSE

Interest expense	(145,704)	(205,163)

Total Other Expense	(145,704)	(205,163)

INCOME BEFORE INCOME TAXES	442,295	974,309

Income tax (Note 2)	139,995	-

NET INCOME	$ 582,290	$ 974,309

BASIC AND FULLY DILUTED EARNINGS PER SHARE	$ 0.04	$ 0.07

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING	14,652,314	14,488,933

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

	Common Stock		Additional Paid-in Capital	Deferred Consulting Services	Accumulated Deficit
	Shares	Amount

Balance, December 31, 2002	12,824,172	$ 12,824	$ 3,719,464	$ -	$ (9,185,070)

Issuance of common stock for Diamond Broadcasting at $0.001 per share, January 9, 2003 (Note 10)	1,750,000	1,750	(1,250)	-	-

Net income for the year ended December 31, 2003	-	-	-	-	974,309

Balance, December 31, 2003	14,574,172	14,574	3,718,214	-	(8,210,761)

Common stock issued to officers and directors for bonus	2,100,000	2,100	597,900	-	-

Common stock issued for deferred consulting services	500,000	500	309,500	(310,000)	-

Amortization of deferred consulting services	-	-	-	84,950	-

Contribution of accrued back payroll by officers	-	-	140,061	-	-

Net income for the year ended December 31, 2004	-	-	-	-	582,290

Balance, December 31, 2004	17,174,172	$ 17,174	$ 4,765,675	$ (225,050)	$ (7,628,71)

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

	For the Years Ended December 31,

	2004	2003
CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$ 582,290	$ 974,309
Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation and amortization	143,107	44,061
Gain on sale of stations	(2,189,309)	(1,202,001)
Common stock issued for wholly owned subsidiary	-	500
Amortization of deferred consulting services	84,950	-
Shares issued for bonuses	600,000	-
Changes in assets and liabilities:
(Increase) decrease in accounts and other receivables	310,000	385,323
(Increase) decrease in prepaid expenses	(949)	1,711
(Increase) decrease in deposits/other assets	(10,560)	1,490
(Increase) in deferred tax asset	(359,000)	-
Increase (decrease) in accounts payable	(132,456)	(44,777)
Increase (decrease) in accrued expenses	311,318	(6,501)
Increase in income tax payable	219,005	-
Increase (decrease) in accrued interest payable	(11,517)	66,375
Increase (decrease) in accrued interest payable	(1,587,894)	(692,506)
Proceeds from sale of station assets	2,259,500	1,255,000
Purchase of station assets	(757,637)	(11,623)

Net Cash (Used) by Operating Activities	(539,152)	771,361

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of fixed assets	-	22,000
Purchase of fixed assets	-	(33,130)

Net Cash Provided (Used) by Investing Activities	-	(11,130)

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayment of notes payable	(208,642)	(809,565)
Repayment of notes payable - related parties	(45,040)	-
Proceeds from notes payable - related parties	60,000	-
Proceeds from notes payable	734,500	56,853

Net Cash Provided (Used) by Financing Activities	540,818	(752,712)

INCREASE IN CASH	1,666	7,519

CASH AT BEGINNING OF PERIOD	22,094	14,575

CASH AT END OF PERIOD	$ 23,760	$ 22,094

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

For the Years Ended December 31,

	2004	2003

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES:

Common stock issued for wholly owned subsidiary	$ -	$ 500
Common stock issued for services and bonus	$ 600,000	$ -
Common stock issued for deferred consulting expense	$ 310,000	$ -
Contribution of accrued back payroll by officers	$ 140,062	$ -

CASH PAID FOR:

Interest	$ 72,423	$ 83,544
Income taxes	-	-

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

December 31, 2004 and 2003

NOTE 1 - COMPANY ORGANIZATION AND BUSINESS ACTIVITY

On September 23, 1997, Legacy Communications Corporation (Legacy) was established as a Nevada corporation.  The Company's primary business activities include buying, developing, operating and selling radio stations and auxiliary services.

Subsidiaries

As of December 31, 2004, the following were wholly-owned subsidiaries:

o

AM Radio 790, Inc., a Utah corporation and permittee of KBET(AM), Winchester, NV.

o

AM Radio 1370, Inc., a Utah corporation and licensee of KUPA(AM), Pearl City, HI.

o

AM Radio 1440, Inc., a Utah corporation and permittee of KPTO(AM), Pocatello, ID.

o

AM Radio 1470, Inc., a Utah corporation and permittee of KNFL(AM), Tremonton, UT.

o

AM Radio 1490, Inc., a Utah corporation and applicant for the assignment of KYFO(AM), Ogden, UT.

o

Americast Media Corporation, a Utah corporation and applicant for construction permits of new AM Radio Stations serving the communities of Middletown, ID, Beaver, UT, Santa Clara, UT, Mesquite, NV, and Mililani, HI.

o

Diamond Broadcasting Corporation, a Utah corporation and leaseholder of an AM radio transmitter and tower site located in Mililani, HI.

o

Diamond Media, LLC, a Utah limited-liability company and option holder of construction permit applications for AM Radio Stations with service to Beatty, NV, Bishop, CA, Hawthorne, NV, and Tonopah, NV.

o

Sunset Communications Corporation, a Utah corporation and leaseholder of a Multi-User Communications tower site at Sunset Peak in the Fish Lake National Forest.

o

Tri-State Media Corporation, a Utah corporation and licensee of KITT(FM), Soda Springs, ID.

o

Legacy Media, LLC, a Utah corporation and applicant for new FM broadcast station construction permits for Beatty, NV and Parowan, UT.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of Legacy Communications Corporation and subsidiaries is presented to assist in understanding the Company's financial statements.  The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity.  These accounting policies conform to accounting principles generally accepted in the United States of America and have been consistently applied in the preparation of the financial statements.

a.  Accounting Method

The Company's financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

b.  Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

c. Basic Earnings Per Share

The computation of basic loss per share of common stock is based on the weighted average number of shares outstanding during the period.  There are no dilutive instruments outstanding at December 31, 2004 or 2003.

	December 31,
	2004	2005

Numerator - Income	$ 582,290	$ 974,309

Denominator - weighted average shares outstanding	14,652,314	14,488,933

Basic earnings per share	$ 0.04	$ 0.07

d.  Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

e.  Provision for Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences.  Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized.  Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

At December 31, 2004, it was determined that the deferred tax asset which in prior years carried a valuation allowance should be recorded for tax timing differences in the amount of $359,000.  This determination was based primarily on the improvement in the Company's net income over the past two fiscal years, particularly during 2004.

Accordingly, management believes that it is more likely than not that the Company will generate sufficient taxable income to realize these future tax benefits.  The changes in the valuation allowance resulted in the recording of an income tax benefit of $139,995.  If the Company is unable to generate sufficient taxable income in the future, increases in the valuation allowance will be required through a charge to expense.

The provision (benefit) for income taxes for the years ended December 31, 2004 and 2003 consist of the following:

	2004	2003

Federal:

Current	$ 159,340	$ -
Deferred	-	-

State:

Current	$ 59,665	$ -
Deferred	-	-
	$ 219,005	$ -

Net deferred tax assets consist of the following components as of December 31, 2004 and 2003:

	2004	2003

Deferred tax assets:

NOL Carryover	$ -	$ 259,300
Accrued Expenses	353,600	384,200
Depreciations	5,400	-

Deferred tax liabilities:

Depreciation	-	(102,100)

Valuation allowance		(541,400)
Net deferred tax asset	$ 359,000	$ -

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 39% to pretax income from continuing operations for the years ended December 31, 2004 and 2003 due to the following:

	2004	2003

Book Income	$ 172,495	$ 379,980
Gain/Loss Sale of Assets	(4,585)	13,660
NOL Utilization	(259,300)	(415,660)
Other	-	-
Change in valuation account	(48,605)	22,020
	$ (139,995)	$ -

f.  Property and Equipment

Property and equipment are recorded at cost.  Major additions and improvements are capitalized.  Minor replacements, maintenance and repairs that do not increase the useful life of the assets are expensed as incurred.  Depreciation of property and equipment is determined using the straight-line method over the expected useful lives of the assets as follows:

Description	Useful Lives

Office and studio equipment	5 years
FCC Licenses	5 - 8 years
Vehicles	5 years
Tower	20 years
Lease improvements	15 years or life of the lease

g.  Advertising

The Company follows the policy of charging the costs of advertising to expense as incurred.  Advertising expense for the years ended December 31, 2004 and 2003 was $1,776 and $0.00, respectively.

h.  Newly Issued Accounting Pronouncements

During the year ended December 31, 2004, the Company adopted the following accounting pronouncements:

On December 16, 2004 the FASB issued SFAS No. 123(R), Share-Based Payment, which is an amendment to SFAS No. 123, Accounting for Stock-Based Compensation.  This new standard eliminates the ability to account for share-based compensation transactions using Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and generally requires such transactions to be accounted for using a fair-value-based method and the resulting cost recognized in our financial statements.  This new standard is effective for awards that are granted, modified or settled in cash in interim and annual periods beginning after June 16, 2005.  In addition, this new standard will apply to unvested options granted prior to the effective date.  We will adopt this new standard effective for the fourth fiscal quarter of 2005, and have not yet determined what impact this standard will have on our financial position or results of operations.

In December 2004, the FASB issued SFAS No.153, Exchange of Nonmonetary Assets. This Statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle.  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetrary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued.  Management believes the adoption of this Statement will have no impact on the financial statements of the Company.

The implementation of the provisions of these pronouncements is not expected to have a significant effect on the Company's consolidated financial statement presentation.

i.  Equity Securities

Equity securities issued for services rendered have been accounted for at the more readily determinable value of the common stock given up or the value of the services, which were received.

j.  Preferred Stock

The Company has authorized 5,000,000 shares of preferred stock.  No shares were outstanding at December 31, 2004.  The board of directors will determine the rights and preferences of the preferred stock at the time of issuances.

k.  Revenue Recognition

The Company recognizes revenue from the radio stations after the advertising spots are played and when the services are billed to the customer.  The Company recognizes revenue for providing management related services to other radio stations when the services have been performed, the amount is known and collection is reasonably assured. The Company recognizes revenue from the sale of stations.  The Company determines the amount of gain as the sales price less the depreciated basis of the assets that have been sold.  An application for the assignment of the station licenses and assets to the buyer is filed with the Federal Communications Commission (FCC).  The gain is not recognized until the FCC approves the sale and transfer of the station license.  (Notes 11, 12)

l.

Long Lived Assets

The Company annually assess for impairment of long lived assets.  The Company will assess whenever events or changes in circumstances would indicate that an assessment of the valuation is needed.  An impairment loss will be recognized only if the carrying amount of the long lived asset is not recoverable and exceeds the fair value.  The carrying amount of the long lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected top result from the use and/or disposition of the long lived asset.  The impairment loss will be presented in the period in which the impairment is measured.

NOTE 3 - PROPERTY, EQUIPMENT AND FCC LICENSES

As of December 31, 2004 the Company had construction in progress of $171,786.  These are capitalized expenditures for future radio stations for which broadcast license applications have been filed with the FCC.  Property and equipment at December 31, 2004 consisted of the following:

Office and studio equipment	$ 57,662
Vehicles	33,130
Transmitter site equipment	114,312
Towers	110,090
Buildings	40,950
Leasehold improvements	14,848
Total	370,992

Less Accumulated depreciation and amortization	(26,582)

Property and Equipment - Net	$ 344,410

FCC licenses	$ 812,491
Less: Accumulated amortization	(115,297)

FCC Licenses - Net	$ 697,194

Depreciation and amortization expense for the years ended December 31, 2004 and 2003 was $143,107 and $44,061, respectively.

NOTE 4 - RELATED PARTY BALANCES

At December 31, 2004, the Company had the following balances due to related parties:

Various other payables due to stockholders	$ 106,000
Accrued interest on payables due to stockholders ranging from 5.1% to 7.5%	65,624
Other liabilities due to the President	12,783

Related Party Balance - Net Liability	$ 184,407

NOTE 5 -NOTES PAYABLE - RELATED PARTIES

At December 31, 2004, the Company had the following notes payable due to related parties:

Various notes due to stockholders, non-interest bearing, unsecured and due on demand	$ 52,000

Notes due to stockholder, bearing interest at 10.00%, unsecured due on demand	210,000

Notes due to stockholders, bearing interest at 8.00%, unsecured and due on demand	60,000

Total Notes Payable - related party	$ 322,000

Accrued interest of $293,306 is due to these related parties and is recorded in the accrued interest payable (Note 8).

NOTE 6 - NOTES PAYABLE

The following notes payable were outstanding at December 31, 2004:

Note payable to Ray Schmutz, an individual dated November 1, 1997, bearing interest at 10.00%, due on demand, unsecured	$ 63,000

Note payable to Leona Schmutz, an individual dated November 1, 1997, bearing interest at 10.00%, due on demand, unsecured	16,500

Note payable to Don Larkin, an individual dated November 1, 1997, bearing interest at 10.00%, due on demand, unsecured	4,028

Note payable to Don Larkin, an individual dated November 1, 1997, bearing interest at 10.00%, due on demand, unsecured	23,500

Note payable to Jay Ence, an individual dated December 23, 1994, bearing interest at 10.00%, due on demand, unsecured	10,000

Note payable to Rex Jackson, an individual dated March 3, 1995, bearing interest at 8.00%, due on demand, unsecured	75,000

Note payable to Newell Clove, an individual dated December 4, 1996, bearing interest at 8.00%, due on demand, unsecured	18,000

Note payable to Mildred Larkin, an individual dated November 20, 1997, bearing interest at 11.00%, due on demand, unsecured	13,000

Note payable to Steve Heaton, an individual dated October 12, 1999, bearing interest at 10.00%, due on demand, unsecured	40,000

Note payable to GMAC on a vehicle loan dated December 4, 2003, bearing interest at 2.90%, requiring monthly payments of $471, due by November 5, 2009	25,810

Note payable to US Capital Corporation, a corporation dated July 23, 2004, bearing interest at 14.75%, due July 23, 2005, secured by fixed assets.	574,500

Note payable to Dale Larkin, an individual dated December 16, 1999, bearing interest at 25.00%, due on demand, unsecured	180,000

Total notes payable	1,043,338

Less: current maturities	(1,022,492)

Total Long-Term Debt	$ 20,846

Maturities of notes payable are as follows:

December 31,

2005	$ 1,022,492
2006	5,110
2007	5,260
2008	5,416
Thereafter	5,060
$ 1,043,338

Interest payable of $442,694 is accrued on these notes payable and is included in the accrued interest payable (Note 8).

NOTE 7 - ACCRUED LIABILITIES

Accrued liabilities consisted of the following at December 31, 2004

Accrued payroll	$ 370,805
Accrued payroll taxes	456,468
Penalty and interest on payroll taxes	79,439

Total Accrued Liabilities	$ 906,712

NOTE 8 - ACCRUED INTEREST PAYABLE

Accrued interest payable consisted of the following at December 31, 2004:

Accrued interest payable to related parties on notes payable	$ 112,081
Accrued interest payable to unrelated parties on notes payable	442,694
Accrued interest payable to stockholder on notes converted to equity	143,596

Total accrued interest payable	698,371

On March 31, 1998, the principal investment of Lavon Randall ("Randall") of $1,169,953 was converted into 3,854,690 shares of common stock.  At that date, the Company owed Randall $519,684 of accrued interest on those notes.  The accrued interest was not converted to equity.  The Company has agreed to make payments to Randall on the interest in consulting fees and reimbursement for certain personal expenses until the balance is paid in full.  During the year ended December 31, 2003 the Company paid $161,469 and during the year ended December 31, 2004 the Company paid $71,194.  The remaining balance due Randall at December 31, 2004 was $181,225.

NOTE 9 - LIABILITIES OF SUBSIDIARIES IN BANKRUPTCY

In 1999, the Company along with Lyman Dayton agreed to film the remake of the motion picture "Where the Red Fern Grows".  Production began in August 1999 and ran through November 1999. The production costs ran over budget resulting in the cancellation of the film production.  The remake was never completed.  Red Fern Productions filed a Chapter 11 bankruptcy on November 3, 2000 and then a Chapter 11 to Chapter 7 conversion on June 9, 2001 with a liability balance of $1,795,319.  The assets from the film production were sold on March 28, 2002 for $975,000.  The Chapter 7 trustee is holding proceeds in the amount of $29,039.  The remaining proceeds were used first to pay prior and current year bankruptcy expenses and then the original liability.  As of the date of this audit report the bankruptcy has not been finalized.

Net liability of discontinued operations:

$   981,860

NOTE 10 - EQUITY TRANSACTIONS

During December 2004 year the Company authorized and issued 600,000 shares forward split to 2,100,000 shares of common stock valued at $600,000 as a bonus for the officers and directors of the Company.

On December 20, 2004 the Company authorized and completed a forward split of its outstanding common stock in a ratio of three and a half (3.5) shares for each share of stock.  All references to common stock have been restated to show the effect of the forward split.

During the 2004 year the Company entered into a consulting and advisory service contract in conjunction with the development of a federally registered securities registration package for the sale, to the public, of the securities of the Company.  As compensation for these services the Company is to pay $75,000 in cash and issue 500,000 shares of common stock valued at $310,000.  The Company has recognized a deferred consulting fee of $225,050 for services to be performed in the near future.

On January 7, 2003, the Company exchanged 500,000 shares (forward split 1,750,000) of its common stock valued at $500 at par value @ $0.001) in acquisition of the assets of Diamond Broadcasting Corporation, which had been managed by the Company.  Diamond Broadcasting was owned by the Bate Family Trust of which Jeffrey B. Bate, the stepson of an officer and director of the Company was the Trustee.  The stock issuance was valued at $0.001, which represents the predecessor cost of the acquisition.  No value was ascribed to any intangible assets.

NOTE 11 - OTHER REVENUE

Other revenue consisted of the following at December 31, 2004 and 2003, respectively:

Penalty, fees and interest paid by Marathon Media	$ 89,090

Total other revenue at December 31, 2004	$ 89,089

Late fees and penalties on the sale of stations	$ 310,000
Extension fees paid for by Marathon Media	160,175
Penalty, fees, and interest paid by Marathon Media	136,831
Miscellaneous	13,883

Total other revenue at December 31, 2003	$ 620,889

NOTE 12 - GAIN ON SALE OF STATIONS AND OTHER ASSETS

Gain on sale of stations and other assets consisted of the following at December 31, 2004 and 2003, respectively:

Net gain on sale of AM Radio 1170, Inc. station	$ 441,698
Net gain on sale of AM Radio 1450, Inc. station	540,561
Net gain on sale of FM Radio 99.9, Inc. station	1,200,000
Net gain on sale of other assets	7,050

Total net gain on sale of stations at December 31, 2004	$ 2,189,309

Net gain on sale of FM Radio 95.7, Inc. station	1,198,861
Net gain on sale of other assets	3,140

Total net gain on sale of stations at December 31, 2003	1,202,001

NOTE 13 - COMMITMENTS AND CONTINGENCIES

Rental Obligations

The following is a schedule of future rents payable under operating leases:

Year Ended December 31,

2005	$ 56,205
2006	56,505
2007	56,505
2008	56,505
2009	56,505

$ 282,224

Rent and facility maintenance expense for the years ended December 31, 2004 and 2003 was $37,949 and $39,827, respectively.

Legal Proceedings

The Company currently, and from time to time, is involved in litigation incidental to the conduct of its business.  The Company is not party to any lawsuit or preceding which in the opinion of management, is likely to have a material adverse effect on it.

NOTE 14 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has incurred cumulative losses through December 2001, and has a working capital deficit at December 31, 2004.  Net income reported at December 31, 2004 and 2003 is due to gain on sale of assets.  Revenues have not been sufficient to cover its operating costs and to allow it to continue as a going concern.  The ability of the Company to continue as a going concern is dependent upon the Company to collect funds due the Company under the Option Agreement with Lakeshore Media, LLC dated March 3, 2005 and obtaining additional capital to fund current and future operations.

In order to execute the Company's business model, it needs to continue to make additional acquisitions and improvements to its broadcast operations and facilities.  Some of these acquisitions and improvements include:

o

Purchase KYFO(AM) 1490 kHz, Ogden, UT approved by the FCC on October 7, 2005 and renovated station's studios, offices and transmission equipment.

o

Consolidate the offices and studio facilities of KNFL(AM), 1470 kHz, Tremonton, UT with KYFO(AM) 1490 kHz, Ogden, UT.

o

Acquire the license for the new HD Radio technology enabling each AM and FM radio station to broadcast programming digitally - a tremendous technological leap from the familiar analog broadcasts of the past.  Digital broadcasting provides listeners with new wireless data services and radically improved audio quality and reception.  The Federal Communications Commission (FCC) approved HD Radio technology in 2002 and the commercial rollout of the technology began in 2003 with AM and FM radio stations around the country began digital broadcasts.

o

The Company has acquired options for the purchase of several new AM radio station construction permits in strategic clusters that will be developed and operated in a central location as regional profit centers.

o

The Company will continue to seek out, acquire, develop and operate AM and FM radio station licenses and/or permits which the Company determines have strategic growth potential.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraphs and secure additional funding sources and attaining profitable operations.  The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 15 - SUBSEQUENT EVENTS

The following is a list of material subsequent events:

The Company entered into a fifteen-month Option Agreement on signed on March 3, 2005 and amended on September 27, 2005 for the sale of all of the assets of AM Radio 1440, Inc., permittee of KPTO(AM), 1440 kHz, Pocatello, ID, and Tri-State Media Corporation, licensee of KITT(FM), 100.1 MHz, Soda Springs, ID, to Lakeshore Media, LLC, a subsidiary of Marathon Media, LLP, in Chicago, IL for an aggregate purchase price of $1.5 million.  This agreement also provides that the Company may require Lakeshore to purchase the radio stations at the option price.  Pursuant to the amendment, Lakeshore is obligated to exercise the option by June 30, 2006 and to close the purchase by August 15, 2006 or forfeit all option fees paid.  The Option Agreement required an upfront option fee of $300,000 plus a monthly option fee of $8,000.  Lakeshore can exercise the option to purchase the assets anytime during the fifteen (15) month period, which began on March 3, 2005.  When Lakeshore Media exercises its option to purchase, Lakeshore will pay the Company an additional $1,200,000 at closing.  In the event of default by Lakeshore, the Company retains all of the option fees as liquidated damages.

The Company borrowed $365,500 from US Capital, Inc. for the acquisition and upgrades of Tri-State Media Corporation licensee of KITT(FM), 100.1 MHz, Soda Springs, ID on July 23, 2004 and modified the loan increasing the borrowed amount by an additional $209,000 on September 23, 2004 to fund the completion of KNFL(AM), 1470 kHz, Tremonton, UT.  The Company increased the amount of the loan by an additional $130,500 on March 14, 2005 for funds to complete the construction of KPTO(AM), 1440 kHz, Pocatello, ID. The total amount borrowed is $705,000.

LEGACY COMMUNICATIONS CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

September 30, 2005

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet

(Unaudited)

ASSETS

September 30,
2005

CURRENT ASSETS

Cash	$ 9,718
Escrow deposit	40,000
Prepaid expenses	3,432

Total Current Assets	53,150

PROPERTY AND EQUIPMENT - NET	542,649

OTHER ASSETS

FCC licenses - Net	549,367
Deposits	10,560
Deferred tax asset	359,000
Construction in progress	87,964

Total Other Assets	1,006,891

TOTAL ASSETS	$ 1,602,690

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheet (Continued)

(Unaudited)

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

September 30,
2005

CURRENT LIABILITIES

Accounts payable	$ 300,454
Accrued liabilities	943,383
Other liabilities	71,490
Other liabilities - related party	277,007
Income tax payable	219,005
Liabilities of subsidiaries in bankruptcy	981,860
Notes payable - related parties	322,000
Notes payable	1,282,476
Accrued interest payable	769,459

Total Current Liabilities	5,167,134

LONG-TERM LIABILITY

Notes payable	17,027

Total Long-Term Liability	17,027

Total Liabilities	5,184,161

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock; 5,000,000 shares authorized at $0.001 par value,
no shares outstanding	-
Common stock, 50,000,000 shares authorized at $0.001 par value,
17,174,172 shares issued and outstanding	17,174
Additional paid-in capital	4,765,675
Deferred consulting services	(22,505)
Accumulated deficit	(8,341,815)

Total Stockholders' Equity (Deficit)	(3,581,471)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$ 1,602,690

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(Unaudited)

	For the Nine Months Ended
	September 30,
	2005	2004

REVENUE
Broadcasting	$ -	$ -
Management fees	-	15,000
Other revenue	405,474	89,090
Gain on sale of stations	-	2,189,309

Total Revenue	405,474	2,293,399

EXPENSES

Depreciation and amortization	217,852	73,682
General and administrative	554,058	625,310
Salaries and personnel costs	186,791	151,307

Total Expenses	958,701	856,299

LOSS FROM OPERATIONS	(553,227)	1,437,100

OTHER EXPENSE

Interest expense	(160,117)	(98,106)

Total Other Expense	(160,117)	(98,106)

INCOME/(LOSS) BEFORE INCOME TAXES	(713,344)	1,338,994

Income tax	-	-

NET INCOME/(LOSS)	$ (713,334)	$ 1,338,994

BASIC AND FULLY DILUTED
EARNINGS PER SHARE	$ (0.04)	$ 0.09

WEIGHTED AVERAGE NUMBER OF
SHARES OUTSTANDING	17,174,172	14,574,172

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Stockholders' Equity (Deficit)

(Unaudited)

	Common Stock		Additional Paid-in Capital	Deferred Consulting Services	Accumulated Deficit

	Shares	Amount

Balance, December 31, 2003	14,574,172	14,574	3,718,214	-	(8,210,761)

Common stock issued to officers and directors for bonus	2,100,000	2,100	597,900	-	-

Common stock issued for deferred consulting services	500,000	500	309,500	(310,000)	-

Amortization of deferred consulting services	-	-	-	84,950	-

Contribution of accrued back payroll by officers	-	-	140,061	-	-

Net income for the year ended December 31, 2004	-	-	-	-	582,290

Balance, December 31, 2004	17,174,172	17,174	4,765,675	(225,050)	(7,628,471)

Amortization of deferred consulting services (unaudited)	-	-	-	202,545	-

Net loss for the nine months ended September 30, 2005	-	-	-	-	(713,344)

Balance, September 30, 2005	17,174,172	$ 17,174	$ 4,765,675	$ (22,505)	$ (8,341,815)

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(Unaudited)

	For the Nine Months Ended
	September 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income	$ (713,344)	$ 1,338,994
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation and amortization	217,852	73,682
Gain on sale of station and other assets	-	(2,189,309)
Amortization of deferred consulting services	202,545	-
Changes in assets and liabilities:
(Increase) decrease in accounts and other receivables	(15,000)	305,000
(Increase) decrease in prepaid expenses	(1,399)	1,085
Increase (decrease) in accounts payable	50,362	22,165
Increase (decrease) in accrued expenses	5,311	90,817
Increase (decrease) in accrued interest payable	71,088	(49,988)
Increase (decrease) in other liabilities	96,819	(1,498,271)
Proceeds from sale of fixed assets	-	2,259,500
Purchase of stations assets	(184,441)	(530,758)

Net Cash Provided (Used) by Operating Activities	(270,207)	(177,083)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of fixed assets	-	-
Purchase of fixed assets	-	-

Net Cash Provided by Investing Activities	-	-

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayment of notes payable	(3,710)	(62,995)
Proceeds from notes payable	259,875	574,500

Net Cash Provided (Used) by Financing Activities	256,165	511,505

INCREASE (DECREASE) IN CASH	(14,042)	334,422

CASH AT BEGINNING OF PERIOD	23,760	22,094

CASH AT END OF PERIOD	$ 9,718	$ 356,516

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (Continued)

(Unaudited)

	For the Nine Months Ended
	September 30,
	2005	2004

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES

CASH PAID FOR:

Interest	$ 85,686	$ 12,738
Income taxes	$ -	$ -

The accompanying notes are an integral part of these consolidated financial statements.

LEGACY COMMUNICATIONS CORPORATION AND SUBSIDIARIES

Notes to the Consolidated Financial Statements

June 30, 2005

NOTE 1 - BASIS OF FINANCIAL STATEMENT PRESENTATION

The accompanying unaudited financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission.  Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted in accordance with such rules and regulations.  The information furnished in the interim financial statements include normal recurring adjustments and reflects all adjustments, which, in the opinion of management, are necessary for a fair presentation of such financial statements.  Although management believes the disclosures and information presented are adequate to make the information not misleading, it is suggested that these interim condensed financial statements be read in conjunction with the Company's most recent audited financial statements and notes thereto included in its December 31, 2004 Annual Report.  Operating results for the nine months ended September 30, 2005 are not necessarily indicative of the results that may be expected for the year ending December 31, 2005.

NOTE 2 - RELATED PARTY BALANCES

At September 30, 2005, the Company had the following notes payable balances due to related parties:

Various other payables due to stockholders	$ 106,000

Accrued interest on payables due to stockholders ranging from 5.1% to 7.5%	70,358

Other liabilities due to the President	100,649

Related Party Balance - Net Liability	$ 277,007

NOTE 3 - NOTES PAYABLE - RELATED PARTIES

At September 30, 2005, the Company had the following notes payable due to related parties:

Various notes due to stockholders, non-interest bearing, unsecured and due on demand	$ 52,000

Notes due to stockholder, bearing interest at 10.00%, unsecured and due on demand	210,000

Notes due to stockholders, bearing interest at 8.00%, unsecured and due on demand	60,000

Total Notes Payable - related party	$ 322,000

Accrued interest of $106,039 is due to these related parties and is recorded in the accrued interest payable.

NOTE 4 - GOING CONCERN

The Company's financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  The Company has incurred cumulative losses through December 2001, and has a working capital deficit at September 30, 2005.  Net income reported at December 31, 2004 and 2003 is due to gain on sale of stations and other assets, which is our business.  Revenues have not been sufficient to cover its operating costs and to allow it to continue as a going concern.

In order to execute the Company's business model, it needs to continue to make additional acquisitions and improvements to its broadcast operations and facilities.  Some of these acquisitions and improvements include:

o

Purchase KYFO(AM) 1490 kHz, Ogden, UT approved by the FCC on October 7, 2005 and renovated station's studios, offices and transmission equipment.

o

Consolidate the offices and studio facilities of KNFL(AM), 1470 kHz, Tremonton, UT with KYFO(AM) 1490 kHz, Ogden, UT.

o

Acquire the license for the new HD Radio technology enabling each AM and FM radio station to broadcast programming digitally - a tremendous technological leap from the familiar analog broadcasts of the past.  Digital broadcasting provides listeners with new wireless data services and radically improved audio quality and reception.  The Federal Communications Commission (FCC) approved HD Radio technology in 2002 and the commercial rollout of the technology began in 2003 with AM and FM radio stations around the country began digital broadcasts.

o

The Company has acquired options for the purchase of several new AM radio station construction permits in strategic clusters that will be developed and operated in a central location as regional profit centers.

o

The Company will continue to seek out, acquire, develop and operate AM and FM radio station licenses and/or permits which the Company determines have strategic growth potential.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraphs and secure additional funding and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 5 - MATERIAL AND SUBSEQUENT EVENTS

The following is a list of material and subsequent events:

The Company entered into a fifteen-month Option Agreement signed on March 3, 2005 and amended on September 27, 2005 for the sale of all of the assets of AM Radio 1440, Inc., permittee of KPTO(AM), 1440 kHz, Pocatello, ID, and Tri-State Media Corporation, licensee of KITT(FM), 100.1 MHz, Soda Springs, ID, to Lakeshore Media, LLC, a subsidiary of Marathon Media, LLP, in Chicago, IL for an aggregate purchase price of $1.5 million.  This agreement also provides that the Company may require Lakeshore to purchase the radio stations at the option price.  Pursuant to the amendment, Lakeshore is obligated to exercise the option by June 30, 2006 and to close the purchase by August 15, 2006 or forfeit all option fees paid.  The Option Agreement required an upfront option fee of $300,000 plus a monthly option fee of $8,000.  Lakeshore can exercise the option to purchase the assets anytime during the fifteen-month period, which began on March 3, 2005.  When Lakeshore Media exercises its option to purchase, Lakeshore will pay the Company an additional $1,200,000 at closing.  In the event of default by Lakeshore, the Company retains all of the option fees as liquidated damages.

On August 27, 2005, the Company granted an option to purchase KBET(AM), 790 kHz, Winchester, NV to Beasley Broadcasting Group, Inc. for up to $2.5 million.  The total option price will be reduced by 50% of any reduction in the cost to complete the radio station below $650,000.  Beasley has paid the Company $50,000 in non-refundable consulting fees and placed $200,000 of the option price in escrow with a third person.  The Company is required to build the radio station and, upon receipt of authorization to begin broadcasting under a program test authority by the FCC, Beasley has 10 days within which to exercise its option.  This option will expire if not exercised before February 22, 2007

The Company signed an Asset Purchase Agreement dated June 25, 2005 to sell KUPA(AM), 1370 kHz, Pearl City, HI to Broadcasting Corporation of America for $650,000.  The FCC approved the assignment August 18, 2005 and a $50,000 payment was being held in escrow by a third person.  The Asset Purchase Agreement was amended on October 3, 2005 to increase the purchase price to $675,000, release the $50,000 escrow, and delay the closing until February 3, 2006 to permit renewal of the broadcast license before closing, which is expected to be completed on or before February 1, 2006.

PRELIMINARY PROSPECTUS

LEGACY COMMUNICATIONS CORPORATION

Dated: January ___, 2006

We are offering up to a total of 500,000 of common stock in a best efforts, no minimum, direct public offering, without any involvement of underwriters or broker-dealers. The offering price is $1.00 share. The offering will terminate within 180 days from the date of this prospectus.  At our sole discretion, we may extend the offering for an additional 180 days. There are no minimum purchase requirements and no arrangements to place the funds in an escrow, trust or similar account. All cleared funds will be available to us following deposit into our bank account.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.

There are no underwriting commissions involved in this offering.  We have agreed to pay all the costs of this offering. Our common stock will be sold by our officers and directors for no compensation.

Dealer Prospectus Delivery Obligation

Until 90 days from the date of this prospectus all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

Our Articles of Incorporation provide that no director or officer of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except for 1) the payment of dividends in violation of Nevada law.  Our Bylaws provide, in pertinent part, that the Company shall indemnify any person made a party to or involved in any civil, criminal or administrative action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Company, or of any corporation which such person served as such at the request of the Company, against expenses reasonably incurred by, or imposed on, such person in connection with, or resulting from, the exercise of such action, suit, proceeding or appeal thereon, except with respect to matters as to which it is adjudged in such action, suit or proceeding that such person was liable to the Company, or such other corporation, for negligence or misconduct in the performance of such persons duties as a director or officer of the Company.  The determination of the rights of such indemnification and the amount thereof may be made, at the option of the person to be indemnified, by 1) order of the Court or administrative body or agency having jurisdiction over the matter for which indemnification is being sought; 2) resolution adopted by a majority of a quorum of our disinterested directors; 3) if there is no such quorum, resolution adopted by a majority of the committee of stockholders and disinterested directors of the Company; 4) resolution adopted by a majority of the quorum of directors entitled to vote at any meeting; or 5) Order of any Court having jurisdiction over the Company.  Such right of indemnification is not exclusive of any other right which such director or officer may have, and without limiting the generality of such statement, they are entitled to their respective rights of indemnification under any bylaws, agreement, vote of stockholders, provision of law, or otherwise in addition to their rights under our Bylaws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.  Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered.  Legacy will pay all expenses in connection with this offering.

Securities and Exchange Commission Registration Fee	$ 48
Printing and Engraving Expenses	400
Accounting Fees and Expenses	15,000
Legal and Consulting Fees	75,000

TOTAL	$ 90,448

Item 26.  Recent Sales of Unregistered Securities.

On January 7, 2003, the Company exchanged 1,750,000 shares of its common stock at par value ($0.001) in acquisition of the assets of Diamond Broadcasting Corporation, which had been managed by the Company.  Diamond Broadcasting was owned by the Bate Family Trust of which Jeffrey B. Bate, the Trustee is the stepson of Mr. Skinner.

On December 20, 2004, the Board of Directors authorized 2,100,000 shares of common stock valued at $.286 per share for bonuses to key employees of the Company.  Lavon Randall, Chairman and director received 875,000 shares valued at $250,000; E. Morgan Skinner, Jr. received 875,000 shares valued at $250,000 and R. Michael Bull, Principal Accounting Officer received 300,000 shares valued at $100,000.

During the 2004 year the Company entered into a consulting and advisory service contract with GoPublicToday.com, Inc. in conjunction with the development of a federally registered securities registration package for the sale, to the public, of the securities of the Company.  As compensation for these services we are to pay $75,000 in cash and issue 500,000 shares of common stock valued at $310,000.  The Company has recognized a deferred consulting fee of $225,050 for services to be performed in the near future.

These shares were issued in reliance upon Section 4(2) of the 1933 Act in view of the following:

o

None of these issuances involved underwriters, underwriting discounts or commissions.

o

Restrictive legends were and will be placed on all certificates issued as described above.

o

The distribution did not involve general solicitation or advertising.

o

The distributions were made only to investors who were sophisticated enough to evaluate the risks of the investment.

Although some of the investors may have also been accredited, we provided the following to all investors:

o

Access to all our books and records.

o

Access to all material contracts and documents relating to our operations.

o

The opportunity to obtain any additional information, to the extent we possessed such information; necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to visit and/or review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business.

Item 27.  Exhibits.

Exhibit No.	Description of Exhibit

3.1	Articles of Incorporation (Filed with original registration statement on June 16, 2005)

3.2	Restated Articles of Incorporation (Filed with original registration statement on June 16, 2005)

3.3	By-Laws (Filed with original registration statement on June 16, 2005)

3.4	Amended By-Laws (Filed with original registration statement on June 16, 2005)

5.1	Opinion of Franklin, Cardwell & Jones (Filed with Amendment No. 2 on December 1, 2005)

10.1	Form of 1998 Employee Stock Option Plan (Filed with original registration statement on June 16, 2005)

10.2	Purchase agreement, dated January 7, 2003, regarding our acquisition of Diamond Broadcasting Corporation; currently a subsidiary of ours (Filed with original registration statement on June 16, 2005)

10.3	Promissory Note and Related Agreements, dated July 23, 2004, pursuant to loan we agreed to receive from US Capital, Incorporated (Filed with original registration statement on June 16, 2005)

10.4	First Modification of Promissory Note and Agreements with US Capital, Incorporated, dated September 23, 2004 (Filed with original registration statement on June 16, 2005)

10.5	Second Modification of Promissory Note and Agreements with US Capital, Incorporated, dated March 14, 2005 (Filed with original registration statement on June 16, 2005)

10.6	KUPA(AM) 1370 kHz, Broadcast License (Filed with original registration statement on June 16, 2005)

10.7	KENT(AM) 1400 kHz, Broadcast License (Filed with original registration statement on June 16, 2005)

10.8	KITT(FM) 100.1 MHz, Broadcast Station Construction Permit (Filed with original registration statement on June 16, 2005)

10.9	Option Agreement, dated March 3, 2004, between us and Eagle Bluff Enterprise (Filed with original registration statement on June 16, 2005)

10.10	Option Agreement, dated November 18, 2004, between us, Diamond (our subsidiary), and Eastern Sierra Broadcasting (Filed with original registration statement on June 16, 2005)

10.11	Option Agreement, dated March 3, 2005, between us and Lakeshore Media, LLC (Filed with original registration statement on June 16, 2005)

10.12	KENT(AM) 1400 kHz - Transmitter & Tower site lease (Filed with original registration statement on June 16, 2005)

10.13	KNFL(AM) 1470 kHz - Transmitter & Tower site lease (Filed with original registration statement on June 16, 2005)

10.14	KPTO(AM) 1440 kHz - Transmitter & Tower site lease (Filed with original registration statement on June 16, 2005)

10.15	Service Agreement dated June 30, 2004 between Legacy Communications Corporation and GoPublicToday.com, Inc. (Filed with Amendment No. 1 on September 30, 2005)

10.16	Form of Subscription Agreement (Filed with Amendment No. 1 on September 30, 2005)

10.17	Option Agreement dated August 22, 2005 between our subsidiary, AM Radio 790, Inc., and Beasley Broadcasting of Nevada, LLC (Filed herewith)

10.18	Asset Purchase Agreement dated June 30, 2005 between us and Broadcast Corporation of America (Filed herewith)

10.19	Amended Asset Purchase Agreement dated October 3, 2005 between us and Broadcast Corporation of America (Filed with Amendment No. 2 on December 1, 2005)

10.20	Amendment to Option Agreement dated September 27, 2005 between us and Lakeshore Media, LLC (Filed with Amendment No. 2 on December 1, 2005)

10.21	Asset Purchase Agreement dated June 15, 2004 between our subsidiary, AM Radio 1490, Inc. and Bible Broadcasting Network, Inc. (Filed with Amendment No. 2 on December 1, 2005)

10.22	Amendment dated October 24, 2005 to Asset Purchase Agreement between our subsidiary AM Radio 1490, Inc. and Bible Broadcasting Network, Inc. (Filed with Amendment No. 2 on December 1, 2005),

21.1	Subsidiaries of the Issuer (Filed with original registration statement on June 16, 2005)

23.1	Consent of Experts and Counsel
a) Consent of Counsel, incorporated by reference to Exhibit 5 of this filing
b) Consent of Independent Auditor (filed herewith)

Item 28. Undertakings.

The undersigned registrant hereby undertakes to:

(1)

File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i)

Include any prospectus required by Sections 10(a)(3) of the Securities Act;

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

the portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, in the City of St. George, State of Utah on January 6, 2006.

LEGACY COMMUNICATIONS CORPORATION

By: /s/ E. Morgan Skinner, Jr.
Name: E. Morgan Skinner, Jr.
Title: Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ E. Morgan Skinner, Jr. E. Morgan Skinner, Jr.	Chief Executive Officer	January 6, 2006
/s/ R. Michael Bull R. Michael Bull	Principal Accounting Officer	January 6, 2006

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

Signature	Title	Date

/s/ E. Morgan Skinner, Jr. E. Morgan Skinner, Jr.	Director	January 6, 2006

/s/ Lavon Randall Lavon Randall	Director	January 6, 2006